Exhibit 99.(a)(1)(A)

Offer to Exchange

CELL GENESYS, INC.

Offer to Exchange

Each $1,000 Principal Amount of Outstanding

3.125% Convertible Senior Notes due November 1, 2011 (the “Existing Notes”)

CUSIP Nos.

150921AA2 and 50921AB0

for Shares of Common Stock Plus

a Cash Payment Plus

Accrued and Unpaid Interest on the Existing Notes Plus

3.125% Convertible Senior Notes due May 1, 2013

Cell Genesys, Inc. (“Cell Genesys,” “we,” “us” or the “Company”) is offering (the “Exchange Offer”) to exchange for each $1,000 principal amount of our outstanding 3.125% Convertible Senior Notes due November 1, 2011 (the “Existing Notes”): (i) 205.8824 shares of our common stock, par value $0.001 per share (“Common Stock”), plus (ii) a cash payment of $500.00 plus accrued and unpaid interest on such $1,000 principal amount of Existing Notes to, but excluding the settlement date of the Exchange Offer, plus (iii) $310.00 principal amount of our 3.125% Convertible Senior Notes due May 1, 2013 (the “New Notes,” and together with consideration referenced in clauses (i) and (ii), the “Exchange Consideration”), upon the terms and subject to the conditions set forth in this Offer to Exchange and the related offer materials, as amended and supplemented from time to time (the “Offer Documents”). The Exchange Consideration will be in full satisfaction of the principal amount of, and any accrued and unpaid interest to, but excluding the settlement date of the Exchange Offer on, the Existing Notes so tendered and accepted. The Exchange Consideration will be subject to any required withholding of taxes, and no interest will be paid thereon.

The Exchange Offer will expire at 5:00 p.m., New York City time, on Monday, June 22, 2009, which we refer to as the Expiration Date (unless the Exchange Offer is extended by us in accordance with this Offer to Exchange). The Exchange Offer is conditioned upon at least 87.5% of the aggregate principal amount of the outstanding Existing Notes being validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. See “The Exchange Offer—Conditions to Completion of the Exchange Offer.”

A HOLDER, WHICH AS OF THE DATE OF THIS OFFER TO EXCHANGE, OWNS APPROXIMATELY 67.6% OF THE EXISTING NOTES, HAS AGREED TO TENDER, SUBJECT TO CERTAIN TERMS AND CONDITIONS DESCRIBED MORE FULLY HEREIN, ITS EXISTING NOTES IN THE EXCHANGE OFFER.

Holders of Existing Notes are encouraged to read the Offer Documents in their entirety, including the “Risk Factors” section of this Offer to Exchange beginning on page 7 before you make any decision regarding the Exchange Offer.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE EXCHANGE OFFER OR THE COMMON STOCK OR NEW NOTES OR DETERMINED IF THIS OFFER TO EXCHANGE IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Offer to Exchange is May 22, 2009.

As of May 21, 2009, there was $68,307,000 in aggregate principal amount of Existing Notes outstanding.

Our Common Stock is listed on The NASDAQ Global Market under the symbol “CEGE.” On May 21, 2009, the last reported sales price of our Common Stock on The NASDAQ Global Market was $0.4389 per share. As of May 21, 2009, we had 91,809,651shares of Common Stock outstanding.

Our board of directors (our “Board of Directors”) has approved the Exchange Offer. However, neither our Board of Directors nor any other person is making any recommendation as to whether you should exchange your Existing Notes for the Exchange Consideration.

        We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), to exempt the issuance of Common Stock and New Notes in the Exchange Offer from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(C) of the Securities Act to exempt the issuance of Common Stock and New Notes in the Exchange Offer from the registration and qualification requirements of the state securities laws. We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Exchange Offer. In addition, no broker, dealer, salesperson, agent or any other person, is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Exchange Offer.

HOLDERS OF EXISTING NOTES THAT TENDER THROUGH THE DEPOSITARY TRUST COMPANY (“DTC”) NEED NOT SUBMIT A PHYSICAL LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

IMPORTANT

Any holder desiring to tender Existing Notes in the Exchange Offer must (i) in the case of a beneficial owner whose Existing Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that such nominee tender your Existing Notes; (ii) in the case of a holder who holds physical certificates evidencing such Existing Notes, complete and sign the accompanying Letter of Transmittal (or a facsimile thereof) in accordance with the instructions set forth therein, have the signature thereon guaranteed (if required by Instruction 3 of the Letter of Transmittal), and deliver the properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with the certificates evidencing the Existing Notes and any other required documents, to the Exchange Agent. Only registered holders of Existing Notes are entitled to tender such Existing Notes (except as set forth in the Letter of Transmittal) or (iii) in the case of a DTC participant, tender your Existing Notes through the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”), as described in this Offer to Exchange. A beneficial owner whose Existing Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such beneficial owner desires to tender Existing Notes so registered. See “Procedures for Tendering Existing Notes in the Exchange Offer.”

All tenders of Existing Notes must be made before the Exchange Offer expires at 5:00 p.m., New York City time, on Monday, June 22, 2009 (unless the Exchange Offer is extended).

A holder who desires to tender Existing Notes and whose certificates for such Existing Notes are not immediately available, who cannot deliver all required documents to the Exchange Agent prior to the expiration of the Exchange Offer, or who cannot comply in a timely manner with the procedure for DTC transfer described herein, may tender such Existing Notes by following the procedure for guaranteed delivery set forth in “The Exchange Offer—Procedures for Tendering Existing Notes in the Exchange Offer—Guaranteed Delivery.”

The Exchange Agent and DTC have confirmed to us that the Exchange Offer is eligible for DTC’s ATOP. Accordingly, DTC participants may electronically transmit their acceptance of the Exchange Offer by causing DTC to transfer their Existing Notes to the Exchange Agent in accordance with DTC’s ATOP procedures for such a transfer. DTC will then send an Agent’s Message (as defined herein) to the Exchange Agent. Holders desiring to tender their Existing Notes on or prior to the Expiration Date must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on such date. See “The Exchange Offer—Procedures for Tendering Existing Notes in the Exchange Offer—Book Entry Transfers.”

Tendering holders who hold Existing Notes registered in their own names and who tender their Existing Notes directly to the Exchange Agent will not be obligated to pay brokerage fees or commissions, the fees and expenses of the Exchange Agent or, subject to Instruction 5 of the Letter of Transmittal, transfer taxes on the exchanges of Existing Notes in the Exchange Offer. If you hold your Existing Notes through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult such nominee to determine whether any transaction costs are applicable. The Company will pay all fees and expenses of the Exchange Agent in connection with the Exchange Offer.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR EXISTING NOTES IN THE EXCHANGE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO EXCHANGE OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS OR THE EXCHANGE AGENT.

We are not making the Exchange Offer to, and will not accept any tendered Existing Notes from, holders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Exchange Offer to holders of Existing Notes in any such jurisdiction. The delivery of this Offer to Exchange shall not under any circumstances create any implication that the information contained herein, or incorporated herein by reference, is correct as of any time subsequent to the date hereof or, in the case of information incorporated herein by reference, subsequent to the date thereof, or that there has been no change in the information set forth herein, or incorporated herein by reference, or in the affairs of the Company or any subsidiaries of the Company since the date hereof.

This Offer to Exchange and the accompanying Letter of Transmittal contain important information which should be read carefully and in its entirety before any decision is made with respect to the Exchange Offer.

You may contact your broker, bank or other nominee for assistance in connection with the Exchange Offer. To request additional copies of the Offer Documents, please contact the Exchange Agent. The contact information for the Exchange Agent is set forth on the back cover of this Offer to Exchange.

FORWARD-LOOKING STATEMENTS

Statements made in this Offer to Exchange other than statements of historical fact, including statements about any future exchanges or redemptions of outstanding Existing Notes, potential strategic alternatives of the Company (such as a merger with or acquisition by another company, further restructuring of the Company and allocation of our resources toward other biopharmaceutical product areas, and sale of the Company’s assets and liquidation of the Company), net gain resulting from any exchanges of Existing Notes, estimated restructuring charges and cash position, current and potential corporate partnerships, licenses and intellectual property, the adequacy of capital reserves, anticipated operating results and cash expenditures, financial and cash forecasts, future interest expenses, future compliance with NASDAQ rules and any actions to regain compliance with those rules, the progress, results, findings, analysis and timing of clinical trials and preclinical programs, the nature of product pipelines, and the Company’s progress, results, findings, analysis and timing of clinical trials and preclinical programs, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. As forward-looking statements, they are subject to a number of uncertainties that could cause actual results to differ materially from the statements made. Reference is made to discussions about risks that may affect us under the section entitled “Risk Factors” under Item 1A of Part II of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009. We do not undertake any obligation to update forward-looking statements.

We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. We disclaim any obligation, except as specifically required by law and the rules of the SEC, to publicly update or revise any such statements to reflect any change in company expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

You should read this Offer to Exchange, and the documents that we reference herein, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this Offer to Exchange is accurate as of the date on the front cover of this Offer to Exchange only. Our business, financial condition, results of operations and prospects may change. We may not update these forward-looking statements, even though our situation may change in the future, unless we have obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information. We qualify all of the information presented in this Offer to Exchange, and particularly our forward-looking statements, by these cautionary statements.

No person has been authorized to give any information or to make any representations other than those contained in this Offer to Exchange and, if given or made, such information or representations must not be relied upon as having been authorized. This Offer to Exchange does not constitute an offer to buy or the solicitation of an offer to sell Existing Notes in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Offer to Exchange shall not under any circumstances create any implication that the information contained herein is current as of any time subsequent to the date of such information. Neither Cell Genesys nor, to its knowledge, any of its affiliates, directors or executive officers are making any representation or recommendation to any holder as to whether or not to tender such holder’s Existing Notes. You should consult your own financial and tax advisors and must make your own decision as to whether to tender your Existing Notes for exchange and, if so, the amount of Existing Notes to tender.

SUMMARY TERMS OF THE EXCHANGE OFFER

The Offer Documents contain important information that should be read carefully before any decision is made with respect to the Exchange Offer. The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Offer to Exchange and the other Offer Documents. Capitalized terms not otherwise defined in this summary have the meanings assigned to them elsewhere in this Offer to Exchange.

Questions and Answers About the Exchange Offer

•	Who is making the Exchange Offer?

Cell Genesys, Inc., the issuer of the 3.125% Convertible Senior Notes due November 1, 2011 (the “Existing Notes”), is making the Exchange Offer. The mailing address of our principal executive offices is 400 Oyster Point Boulevard, Suite 525, South San Francisco, CA 94080. Our telephone number at these offices is (650) 266-3000. Our Common Stock is currently listed on The NASDAQ Global Market under the symbol “CEGE.” See “The Exchange Offer—Introduction.”

•	Why are we making the Exchange Offer?

We are making the Exchange Offer in order to reduce the principal amount of our outstanding indebtedness and in connection with a Settlement and Exchange Support Agreement (the “Settlement Agreement”) we entered into with Tang Capital Partners, LP (“Tang Capital”) on May 10, 2009. We believe that the Exchange Offer provides an opportunity to holders to gain liquidity with respect to the Existing Notes that such holders may not otherwise have, while also receiving Common Stock and New Convertible Notes in exchange for their Existing Notes. Tang Capital beneficially owns approximately 67.6% in principal amount of the outstanding Existing Notes and has agreed to tender its Existing Notes in the Exchange Offer, and not withdraw its Existing Notes unless the Settlement Agreement is terminated or the Exchange Offer is terminated because the minimum condition is not satisfied. The Settlement Agreement will be terminated if we fail to consummate the Exchange Offer before 60 days following the commencement date, if we announce or enter into certain kinds of transactions, or in certain other events. We believe that reducing our outstanding indebtedness is appropriate in light of our efforts to evaluate strategic alternatives. We also believe that the Exchange Offer may permit us to reduce our outstanding indebtedness at a discount to its face value in part through the issuance of shares that were priced at or above market prior to entry into the Settlement Agreement, improve our balance sheet, and eliminate litigation which could be costly to defend, all of which may provide us with increased flexibility to explore strategic alternatives, including a merger with or acquisition by another company, further restructuring of the Company and allocation of our resources toward other biopharmaceutical product areas, or the sale of the Company’s assets and liquidation of the Company. We further believe that purchasing the Existing Notes in the Exchange Offer is an effective use of our cash resources at this time. See “—Purpose of the Exchange Offer.”

•	What is the source of funds for the cash portion of the Exchange Consideration?

We will pay the cash portion of the Exchange Consideration of up to $34,153,500, plus approximately $0.2 million in accrued and unpaid interest, and an estimated $0.3 million in transaction costs out of our existing cash, cash equivalents and short-term investments, which were $72 million as of April 30, 2009.

•	When does the Exchange Offer expire?

The Exchange Offer will expire at 5:00 p.m., New York City time, on Monday, June 22, 2009 (unless the Exchange Offer is extended). See “The Exchange Offer—Expiration Date; Extensions; Amendments.”

•	Can the Exchange Offer be extended?

Yes, we can extend the Exchange Offer. Under the terms of the Settlement Agreement, we have agreed to do so only with reasonable consent by Tang Capital, except that we may extend such date without Tang Capital’s consent if such extension is needed to satisfy a condition under the Exchange Offer, but not longer than 60 days after commencement of the Exchange Offer. See “The Exchange Offer—Expiration; Extensions; Amendments.”

•	What securities are we offering to exchange in the Exchange Offer?

We are offering to exchange, for shares of Common Stock, a cash payment and New Notes, upon the terms and subject to the conditions described in the Offer Documents, any and all of our outstanding $68,307,000 in aggregate principal amount of the

Existing Notes validly exchanged and not validly withdrawn, as permitted under the terms in this Offer to Exchange, on or prior to the Expiration Date. See “The Exchange Offer—Terms of the Exchange Offer.” Our acceptance of validly tendered Existing Notes and the closing of the Exchange Offer are conditioned upon at least 87.5% of the Existing Note being validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. See “The Exchange Offer—Terms of the Exchange.”

The Existing Notes were issued pursuant to an indenture, dated as of October 20, 2004, between us and U.S. Bank National Association, as trustee (the “Existing Indenture”). Interest on the Existing Notes accrues at a rate of 3.125% per year. Interest is payable semi-annually in arrears on November 1 and May 1 of each year, to holders of record at the close of business on the preceding October 15 and April 15, respectively. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of the maturity, conversion, repurchase by us at the option of the holder or redemption of an Existing Note, interest ceases to accrue on the Existing Note under the terms of and subject to the conditions of the Existing Indenture. The terms of the Existing Notes are those stated in the Existing Indenture and holders of the Existing Notes are referred to the Existing Indenture for a complete description of the terms governing the Existing Notes. See “Comparison of Rights Between the Notes and Common Stock” and “Description of the Notes.”

•	What will I receive in the Exchange Offer?

If you tender your Existing Notes in the Exchange Offer, subject to the terms and conditions of the Exchange Offer, you will receive for each $1,000 in principal amount of your Existing Notes exchanged (i) 205.8824 shares of our common stock, par value $0.001 per share (“Common Stock”), plus (ii) a cash payment of $500.00 plus accrued and unpaid interest on such $1,000 principal amount of Existing Notes to, but excluding, the settlement date of the Exchange Offer, plus (iii) $310.00 principal amount of our 3.125% Convertible Senior Notes due May 1, 2013 (the “New Notes,” and together with consideration referenced in clauses (i) and (ii), the “Exchange Consideration”). The terms of the New Notes will be substantially similar to the Existing Notes, except the final maturity will be May 1, 2013 instead of November 1, 2011, and the conversion price will be $0.68 instead of $9.10. The Exchange Offer is conditioned upon at least 87.5% of the aggregate principal amount of the outstanding Existing Notes being validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. See “The Exchange Offer—Conditions to Completion of the Exchange Offer.”

The Exchange Consideration will be in full satisfaction of the principal amount of, and any accrued and unpaid interest to, but excluding, the settlement date of the Exchange Offer on the Existing Notes that are tendered and accepted in the Exchange Offer. We will not issue fractional shares of Common Stock in the Exchange Offer for your Existing Notes. Instead, we will pay you an amount of cash equal to any such fraction multiplied by the closing sale price of our Common Stock on the trading day immediately preceding the settlement date of the Exchange Offer, rounded down to the nearest whole cent. In addition, the New Notes will be issued only in registered form in denominations of $1,000 and any integral multiple of $1,000 above that amount. We will not issue New Notes in a denomination that is not an integral multiple of $1,000. To the extent you would otherwise be entitled to receive a principal amount of New Notes that is not an integral multiple of $1,000, the principal amount of New Notes that you will actually receive will be rounded down to nearest $1,000 and you will receive a cash payment equal to the difference between the rounded and unrounded principal amounts, rounded down to nearest whole cent, in lieu of such difference. The Exchange Consideration will be subject to any required withholding of taxes, and no interest will be paid thereon. See “The Exchange Offer—Terms of the Exchange Offer.”

•	What percentage of the ownership of the Company will the holders of the Existing Notes receive if the Exchange Offer is completed?

Assuming all $68,307,000 in outstanding Existing Notes are tendered in the Exchange Offer, we will issue 14,063,205 shares of Common Stock, which would represent approximately 13% of our outstanding Common Stock, immediately following the Exchange Offer. In addition, we will issue the New Notes convertible into 31,139,955 shares of Common Stock, which would represent approximately 23% of our outstanding Common Stock after giving effect to the Exchange Offer and the conversion of all of the New Notes.

•	How much debt will the Company have following the completion of the Exchange Offer?

Assuming all $68,307,000 in outstanding Existing Notes are tendered in the Exchange Offer, our debt will consist of approximately $21.2 million aggregate principal amount of outstanding New Notes.

•	Who may participate in the Exchange Offer?

All holders of the Existing Notes may participate in the Exchange Offer.

•	What are the conditions to the Exchange Offer?

The Exchange Offer is conditioned upon at least 87.5% of the aggregate principal amount of the outstanding Existing Notes being validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date, and certain other conditions. The minimum tender condition may be modified by the Company with the written consent of Tang Capital. See “The Exchange Offer—Conditions to the Completion of the Exchange Offer.” We will not be required, but we reserve the right, to accept for exchange any Existing Notes tendered (or, alternatively, we may terminate the Exchange Offer) if any of the conditions of the Exchange Offer as described under “The Exchange Offer—Conditions to the Completion of the Exchange Offer” remain unsatisfied, subject to the requirement that we obtain the written consent of Tang Capital in order to modify the 87.5% minimum tender condition. Currently, Tang Capital Partners, LP, which beneficially owns approximately 67.6% in principal amount of the outstanding Existing Notes, has agreed to tender its Existing Notes, subject to certain terms and conditions.

•	How can I determine the market value of the Existing Notes?

There is no established public reporting or trading system for the Existing Notes and trading in the Existing Notes has been limited. To the extent that the Existing Notes are traded, prices of the Existing Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, our operating results and financial conditions, our business prospect and the market for similar securities. See “Comparison of Rights Between the Notes and Common Stock” and “Description of the Notes—Existing Notes.”

•	Will the new securities be freely tradable?

The Exchange Offer is being made pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), contained in Section 3(a)(9) of the Securities Act. Consistent with past interpretations of Section 3(a)(9) by the Staff of the SEC, shares of our Common Stock and the New Notes received in exchange for the Existing Notes tendered pursuant to the Exchange Offer will not be restricted securities for purposes of the Securities Act and will be freely tradable without regard to any holding period by those tendering holders who are not our affiliates (as defined in the Securities Act) because the Existing Notes were originally issued in 2004 and have met the minimum holding period requirements under Rule 144 or have been sold pursuant to a registration statement registering such resale with the SEC. Shares of our Common Stock and the New Notes issued pursuant to this Exchange Offer to a holder of the Existing Notes who is deemed to be our affiliate must be sold or transferred by such affiliate in accordance with the requirements of Rule 144 of the Securities Act. The holding period of the Existing Notes tendered by such recipients can be tacked to the shares of Common Stock received in exchange for the Existing Notes for the purpose of satisfying the holding period requirements of Rule 144. See “Comparison of Rights Between the Notes and Common Stock” and “Description of the Notes.”

•	What risks should I consider in deciding whether or not to exchange my Existing Notes?

In deciding whether to participate in the Exchange Offer, you should carefully consider the discussion of the risks and uncertainties relating to the Exchange Offer, our Company and our industry described in the section entitled “Risk Factors,” beginning on page 7 of this Offer to Exchange, and the documents incorporated by reference into this Offer to Exchange.

•	What happens if I do not participate in the Exchange Offer?

If you currently hold Existing Notes and do not tender them, following settlement of the Exchange Offer, your Existing Notes will continue to be outstanding according to their terms. If we complete the Exchange Offer, the liquidity of any Existing Notes that remain outstanding after settlement of the Exchange Offer may be adversely affected. If the Company has the necessary capital, we expect to continue to make interest payments on the Existing Notes that remain outstanding according to the terms thereof.

•	How do I participate in the Exchange Offer?

To tender your Existing Notes, you must deliver the required documents to U.S. Bank National Association, as Exchange Agent, no later than 5:00 p.m., New York City time, on Monday, June 22, 2009.

HOLDERS THAT TENDER THROUGH DTC NEED NOT SUBMIT A PHYSICAL LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

A holder whose Existing Notes are held in certificated form must properly complete and execute the Letter of Transmittal, and deliver the Letter of Transmittal and Existing Notes in certificated form to the Exchange Agent, with any other required documents and the certificates representing the Existing Notes to be tendered in the Exchange Offer.

A holder whose Existing Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact that nominee if that holder desires to tender its Existing Notes and instruct that nominee to tender the Existing Notes on the holder’s behalf.

A holder who is a DTC participant should tender its Existing Notes electronically through DTC’s Automatic Tender Offer Program (“ATOP”), subject to the terms and procedures of that system. See “The Exchange Offer—Procedures for Tendering Existing Notes in the Exchange Offer.”

•	May I withdraw my tender of Existing Notes?

Yes. You can withdraw Existing Notes previously tendered for exchange at any time before 5:00 p.m., New York City time, on the Expiration Date. The Expiration Date is on Monday, June 22, 2009, unless extended as described in this Offer to Exchange. See “The Exchange Offer—Right of Withdrawal.” In addition, you may withdraw Existing Notes previously tendered, if we have not yet accepted them for payment after the expiration of 40 business days from the commencement date.

•	How do I withdraw previously tendered Existing Notes?

To withdraw previously tendered Existing Notes, you must deliver an executed written notice of withdrawal substantially in the form attached, or a facsimile of one, to the Exchange Agent before 5:00 p.m., New York City time, on Monday, June 22, 2009.

HOLDERS THAT WITHDRAW THROUGH DTC NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE EXCHANGE AGENT IF SUCH HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC.

See “The Exchange Offer—Right of Withdrawal.”

•	What happens if my Existing Notes are not accepted in the Exchange Offer?

If we decide for any reason not to accept your Existing Notes for exchange, the Existing Notes will be returned to you promptly after the expiration or termination of the Exchange Offer. In the case of Existing Notes tendered by book entry transfer into the Exchange Agent’s account at DTC, any unaccepted Existing Notes will be credited to your account at DTC. See “The Exchange Offer—Acceptance and Delivery of the Exchange Consideration.”

•	Do I need to do anything if I do not wish to tender my Existing Notes?

No. If you do not deliver a properly completed and duly executed Letter of Transmittal to the Exchange Agent or tender your Existing Notes electronically through DTC’s ATOP before the Expiration Date, your Existing Notes will remain outstanding subject to their terms.

•	If I choose to tender my Existing Notes for exchange, do I have to tender all of my Existing Notes?

No. You may tender all of your Existing Notes, a portion of your Existing Notes or none of your Existing Notes for exchange. If you wish to tender a portion of your Existing Notes for exchange, however, you must tender your Existing Notes in a principal amount of $1,000 or an integral multiple of $1,000. See “The Exchange Offer—Terms of Exchange.”

•	How will I be taxed on the exchange of the Existing Notes?

We intend to take the position that the exchange of the Existing Notes for the Exchange Consideration will be treated as part of a recapitalization for U.S. federal income tax purposes. Assuming this characterization is correct, you generally will not recognize loss for U.S. federal income tax purposes as a result of exchanging your Existing Notes for cash, shares of Common Stock and the New Notes, but you will recognize gain equal to the lesser of (i) the excess, if any, of (A) the sum of the amount of cash (other than cash paid in lieu of a fractional share and any cash attributable to accrued and unpaid interest) plus the fair market value of any Common Stock received (or deemed received) and the issue price of the New Notes received over (B) the U.S. holder’s adjusted tax basis in the Existing Notes surrendered and (ii) the amount of any cash (other than cash paid in lieu of a fractional share, a fractional note and cash attributable to accrued and unpaid interest) received. You should consult with your own tax advisor regarding the tax consequences of exchanging your Existing Notes. See “Certain Material U.S. Federal Income Tax Considerations.”

•	Has the Board of Directors adopted a position on the Exchange Offer?

Our Board of Directors has approved the making of the Exchange Offer. However, our directors do not make any recommendation as to whether you should tender your Existing Notes pursuant to the Exchange Offer. You must make the decision whether to tender your Existing Notes.

•	Who will pay the fees and expenses associated with the Exchange Offer?

We will bear all fees and expenses incurred in connection with consummating the Exchange Offer. See “The Exchange Offer—Fees and Expenses.”

•	Who can answer questions concerning the Exchange Offer?

Requests for assistance in connection with the tender of your Existing Notes pursuant to the Exchange Offer may be directed to the Exchange Agent for the Exchange Offer, U.S. Bank National Association at (800) 934-6802.

•	Do other holders of Existing Notes support the Exchange Offer?

Yes. Currently, Tang Capital, which beneficially owns approximately 67.6% in principal amount of the outstanding Existing Notes, has agreed to tender its Existing Notes, subject to certain terms and conditions. See “The Settlement and Exchange Support Agreement.”

Purpose of the Exchange Offer

We are making the Exchange Offer in order to reduce the principal amount of our outstanding indebtedness and in connection with a Settlement and Exchange Support Agreement (the “Settlement Agreement”) we entered into with Tang Capital Partners, LP (“Tang Capital”) on May 10, 2009. See “Settlement and Exchange Support Agreement.” We also believe that the Exchange Offer provides an opportunity to holders to gain liquidity with respect to the Existing Notes that such holders may not otherwise have, while also receiving Common Stock and New Convertible Notes in exchange for their Existing Notes. Tang Capital beneficially owns approximately 67.6% in principal amount of the outstanding Existing Notes and has agreed to tender its Existing Notes in the Exchange Offer, and not withdraw its Existing Notes unless the Settlement Agreement is terminated or the Exchange Offer is terminated because the minimum condition is not satisfied. The Settlement Agreement may be terminated if we fail to consummate the Exchange Offer before 60 days following the commencement date, if we announce or enter into certain kinds of transactions, or in certain other events.

We believe that reducing our outstanding indebtedness is appropriate in light of our ongoing restructuring. We also believe that the Exchange Offer may permit us to reduce our outstanding indebtedness at a discount to its face value in part through the issuance of shares that were priced at or above market prior to entry into the Settlement Agreement, improve our balance sheet, and eliminate litigation which could be costly to defend, all of which may provide us with increased flexibility to explore strategic alternatives, including a merger with or acquisition by another company, further restructuring of the Company and allocation of our resources toward other biopharmaceutical product areas, or the sale of the Company’s assets and liquidation of the Company. We further believe that purchasing the Existing Notes in the Exchange Offer is an effective use of our cash resources at this time.

We have no commitments to consummate any acquisition or other extraordinary transaction (other than the Exchange Offer) at this time, but we are exploring strategic alternatives, as discussed above. Any Existing Notes that the Company accepts for payment will be canceled. We will use funds from cash on hand to consummate the Exchange Offer. See “The Exchange Offer—Purposes; Plans.”

Certain Information about the Company

We are a biotechnology company that previously was focused on the development and commercialization of novel biological therapies for patients with cancer. In August 2008 and October 2008, we terminated our Phase 3 clinical trials of GVAX immunotherapy for prostate cancer, our lead product program, implemented a substantial restructuring plan, and announced our intention to pursue strategic alternatives. We continue to explore strategic alternatives, including merger with or acquisition by another company, further restructuring of our Company and allocation of our resources toward other biopharmaceutical product areas, sale of our assets and liquidation of the Company. We have engaged Lazard Freres & Co, LLC in connection with the evaluation of strategic alternatives.

As of April 30, 2009, we had approximately $72.0 million in cash, short term investments and restricted cash. After giving effect to the Exchange Offer, assuming that we pay $34.7 million as part of the Exchange Consideration as of that date, our cash, short term investments and restricted cash balance would be approximately $37.3 million.

Cell Genesys, Inc. was incorporated in the State of Delaware in 1988. Our common stock, $0.001 par value (“Common Stock”), trades on the NASDAQ Global Market under the symbol “CEGE.” Our principal executive offices are located at 400 Oyster Point Boulevard, Suite 525, South San Francisco, CA 94080, and our telephone number at that location is (650) 266-3000. Our Internet home page is located at http://www.cellgenesys.com; however, the information in, or that can be accessed through, our home page is not part of this Offer to Exchange. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available, free of charge, on or through our Internet home page as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. See “Where to Find Available Information” and “Incorporation of Documents by Reference.”

Book Value

As of March 31, 2009, we had a net tangible book value of $2.6 million, or $0.03 per share of Common Stock. Net tangible book value per share is equal to our total tangible assets less total liabilities, divided by the number of shares of our outstanding Common Stock.

After giving effect to the Exchange Offer, our pro forma net tangible book value as adjusted as of March 31, 2009, will be approximately $15.2 million, or approximately $0.15 per pro forma share of Common Stock. The discussion excludes:

•	4,419,779 shares of Common Stock issuable upon exercise of stock options and restricted stock units outstanding as of March 31, 2009.

•	8,341,950 shares of Common Stock available for future grant under our stock option plans as of March 31, 2009; and

•	11,489,886 shares of Common Stock issuable upon exercise of warrants outstanding as of March 31, 2009.

Ratio of Earnings to Fixed Charges

The following table shows our ratios of earnings to fixed charges for the most recent fiscal quarter and each of the five most recent fiscal years. For the purpose of calculating the ratio of earnings to fixed charges, earnings are defined as consolidated income from continuing operations before income taxes plus fixed charges. Fixed charges are the sum of interest on all indebtedness, including amortization of debt issuance costs, and estimated interest within rental expense.

	Three Months Ended March 31, 2009	Year Ended December 31,
		2008	2007	2006	2005	2004

Loss before income taxes	$(8,706)	$(53,170)	$(125,156)	$(53,316)	$(59,011)	$(93,666)

Add: Fixed charges	1,129	11,706	12,542	12,415	13,263	13,433

Less: Capitalized interest	—	—	—	—	—	—

Earnings, as defined	$(7,577)	$(41,464)	$(112,614)	$(40,901)	$(45,748)	$(80,233)

Interest expense	$609	$9,923	$10,331	$10,465	$10,679	$9,885

Capitalized interest	—	—	—	—	—	—

Estimated interest portion of rental expense	520	1,783	2,211	1,950	2,584	3,548

Fixed charges	$1,129	$11,706	$12,542	$12,415	$13,263	$13,433

Deficiency of earnings to fixed charges	$(8,706)	$(53,170)	$(125,156)	$(53,316)	$(59,011)	$(93,666)

Ratio of earnings to fixed charges	N/A	N/A	N/A	N/A	N/A	N/A

RISK FACTORS

Exchanging your Existing Notes for cash, Common Stock and New Notes involves a high degree of risk. Failure to exchange your Existing Notes also involves significant risk. You should carefully consider the risks and uncertainties described below before making a decision whether to participate in the Exchange Offer. The risks and uncertainties described below are not the only ones facing our Company. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also impair our business operations, including risks and uncertainties generally applicable to companies that have undertaken restructuring transactions.

If any of the following risks actually occur, they could materially adversely affect our business, financial condition or operating results. In that case, the trading price of our Common Stock and other securities could decline.

Risks Related to the Exchange Offer

If not enough holders tender their Existing Notes and/or conditions to closing are not satisfied, or we otherwise fail to consummate the Exchange Offer, Tang Capital is not required to withdraw its lawsuit against the Company and its directors and executive officers.

The Exchange Offer is subject to the condition that at least 87.5% of the outstanding aggregate principal amount of the Existing Notes are validly tendered, accepted, and not withdrawn. In connection with a lawsuit that Tang Capital Partners, LP (“Tang Capital”) brought against us and our directors and executive officers, we have agreed with Tang Capital not to modify this condition without Tang Capital’s consent. If this lawsuit were not to be withdrawn, including as a result of a failure of holders representing at least 87.5% of the outstanding aggregate principal amount of the Existing Notes to tender into the Exchange Offer, and the outcome of this litigation were to be adverse to us, we may not be able to continue to operate as a going concern or our business or ability to pursue strategic alternatives may be harmed. If the Company is liquidated, files for bankruptcy, or is wound up, our assets will be available for distribution to our stockholders only after all of our other liabilities have been satisfied. As of March 31, 2009, the aggregate principal amount of our outstanding convertible notes due 2011 was $68.3 million, while our cash, cash equivalents and short-term investments were $77.6 million. In April 2009, we paid the landlord a lease termination fee of $3.6 million to terminate our leases on our facilities in Hayward, California further reducing our cash balance. It is uncertain what value, if any, may be realized from the sale of our intellectual property, our ownership of Ceregene stock, or other non-cash assets in the event of bankruptcy, liquidation or winding up of the Company. Noteholders may not be paid in full in the event of a liquidation. While we would vigorously defend against the lawsuit, it is not possible to predict the outcome of this litigation.

We are exploring a variety of strategic alternatives which are subject to a number of risks and uncertainties.

As we have announced, we are exploring a variety of strategic alternatives, including a merger with or acquisition by another company, further restructuring of the Company and allocation of our resources toward other biopharmaceutical product areas, or the sale of the Company’s assets and liquidation of the Company. Any of these alternatives are subject to a number of risks and uncertainties. For example, in the event of a stock for stock merger transaction with a public company, the ability to pay interest and principle on the New Notes and Existing Notes as they come due will depend on the financial condition, operating results and prospects of the counterparty to the transaction. There can be no guarantee that we will enter into a transaction on attractive terms, if at all, and there can similarly be no guarantee that even if we enter into an agreement we will be able to consummate the transaction. We also cannot predict the effect of the announcement of any strategic alternative on the trading price of our Common Stock, Existing Notes or New Notes.

An alternative to the Exchange Offer presented in this Offer to Exchange may not be available to us and, even if available and completed, may be less attractive than the Exchange Offer.

If we do not consummate the Exchange Offer, we may be required to consider other alternatives to adjust our capital structure. An alternative financial restructuring arrangement may not be available or, if available, may not result in a successful reorganization or be on terms as favorable to our creditors and equity holders as the terms of the Exchange Offer we are proposing. Alternative financial restructuring arrangements may include bankruptcy, liquidation, or winding up of the Company. The expenses of any such restructuring would reduce the assets available for payment or distribution to our creditors, including holders of the Existing Notes. In addition, we believe that a bankruptcy, liquidation or winding up of the Company would not increase the amount of any payment or distribution that holders of the Existing Notes would receive. In fact, such an event could reduce such amount and, in any event, would delay receipt of any such payment or distribution by such holders.

Future changes in the composition of our stockholder population, including those resulting from the issuance of the common stock in the Exchange Offer, are likely to limit our ability to use our net operating losses.

We have substantial tax loss carryforwards for U.S. federal income tax purposes. The Company’s ability to use such carryforwards to offset future income or tax liability may be limited under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), including as a result of the implementation of the Exchange Offer.

Recognition of cancellation of debt income may increase our income tax liability and adversely impact our financial position.

The Company generally will recognize cancellation of debt income for U.S. federal income tax purposes as a result of the exchange of the Existing Notes for the Exchange Consideration if, and to the extent, the outstanding balance of the Existing Notes exchanged exceeds the cash payment, the fair market value of the common stock and the issue price of the New Notes delivered in the Exchange Offer. The Company expects that, as a result of the Exchange Offer, it will recognize significant cancellation of debt income. Although we cannot provide any assurances in this regard, we currently expect that some portion of any cancellation of debt income will be offset by operating losses incurred during the current taxable year and by net operating losses incurred in prior years and carried forward to the current taxable year. If these deductions are not available in the amount that we expect, however, we may incur substantial U.S. federal income tax liabilities.

In addition, we may be subject to the alternative minimum tax provisions of the Code in connection with the exchange of the Existing Notes, because only a portion of our net operating losses will be deductible in calculating our alternative minimum tax liability. Under recently enacted California income tax laws, we will not be able to utilize net operating losses to offset our cancellation of debt income for California income tax purposes.

The issuance of shares of Common Stock in connection with the Exchange Offer will significantly dilute holders of our Common Stock.

The holders of our Common Stock will be subject to significant dilution if the Exchange Offer is completed. We cannot predict the effect on the trading price of our Common Stock if the Exchange Offer is consummated, extended or terminated.

The Exchange Consideration does not reflect any independent valuation of the Existing Notes or the portion of the Exchange Consideration consisting of shares of our Common Stock.

We are not making a recommendation as to whether holders of the Existing Notes should exchange their Existing Notes. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of the Existing Notes for purposes of negotiating the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer. We cannot assure holders of the Existing Notes that the value of the cash, Common Stock and New Notes received in the Exchange Offer will in the future equal or exceed the value of the Existing Notes tendered and we do not take a position as to whether you ought to participate in the Exchange Offer. If you tender your Existing Notes, you may or may not receive more than or as much value as you may receive if you choose to keep them.

If holders of the Existing Notes have claims against us resulting from their acquisition or ownership of Existing Notes, they will give up those claims if they exchange their Existing Notes.

By tendering Existing Notes in the Exchange Offer, upon closing of the Exchange Offer, holders of the Existing Notes will be deemed to have released and waived any and all claims they, their successors and their assigns have or may have had against:

•	us, our subsidiaries, our affiliates and their stockholders, and

•

our directors, officers, employees, attorneys, accountants, advisors, agents and representatives, in each case whether current or former, as well as the directors, officers, employees, attorneys, accountants, advisors, agents and representatives of our subsidiaries, our affiliates and our stockholders, arising from, related to, or in connection with, their acquisition or ownership of the Existing Notes, including claims for accrued interest, unless those claims arise under federal or state securities laws

Because it is not possible to estimate the likelihood of their success in pursuing these legal claims or the magnitude of any recovery to which they ultimately might be entitled, if any, it is possible that the consideration holders of the Existing Notes will receive in the Exchange Offer will have a value less than the value of the legal claims such holders of the Existing Notes are relinquishing. Moreover, holders who do not tender their Existing Notes for exchange and former holders who have already sold their Existing Notes will continue to have the right to prosecute any claims against us.

Holders of Existing Notes who do not participate in the Exchange Offer may be paid the principal amount of their Existing Notes before payment is made to holders of Common Stock in a subsequent bankruptcy or liquidation.

The Existing Notes represent indebtedness rather than equity. If the Exchange Offer is completed, in the case of a subsequent bankruptcy or liquidation, any Existing Notes not tendered in this Offer to Exchange would be repaid prior to any payment to the holders of Common Stock.

Consideration paid to holders in the Exchange Offer could be subject to avoidance as a preferential transfer.

There is a possibility that if we were to become a debtor in a case under the U.S. Bankruptcy Code within 90 days after the settlement date of the Exchange Offer (or, with respect to any insiders, as defined in the U.S. Bankruptcy Code, within one year after the settlement date of the Exchange Offer) and certain other conditions were met, the consideration paid to holders in the Exchange Offer, absent any of the U.S. Bankruptcy Code’s defenses to avoidance, could be subject to avoidance, in whole or in part, as a preferential transfer and, to the extent avoided, the value of such consideration could be recovered from such holders and possibly from subsequent transferees.

There will likely be less liquidity in the market for non-tendered Existing Notes, and the market prices for non-tendered Existing Notes may therefore decline.

If the Exchange Offer is consummated, the aggregate principal amount of outstanding Existing Notes will be substantially reduced, which would likely adversely affect the liquidity of non-tendered Existing Notes. An issue of securities with a small aggregate principal amount available for trading, or float, generally commands a lower price than does a comparable issue of securities with a greater float. Therefore, the market price for Existing Notes that are not validly tendered in the Exchange Offer or are validly withdrawn may be adversely affected. The reduced float also may tend to make the trading prices of Existing Notes that are not exchanged more volatile than those which had previously prevailed.

There is no public market for the New Notes, and we do not know if a market will ever develop or, if a market does develop, whether it will be sustained.

The New Notes are a new issue of securities for which there is no existing trading market. Accordingly, we cannot assure you that a liquid market will develop for the New Notes, that you will be able to sell your New Notes at a particular time or that the prices that you receive when you sell the New Notes will be favorable.

We do not intend to apply for listing or quotation of the notes on any securities exchange or automated quotation system. The liquidity of any market for New Notes will be affected by facts such as:

•	the number of holders of New Notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in New Notes; and

•	prevailing interest rates.

Holders of Existing Notes are not entitled to any rights with respect to our Common Stock, but you will be subject to all changes made with respect to our shares of Common Stock.

If you do not participate in the Exchange Offer and continue to hold Existing Notes, you will not be entitled to any rights with respect to our shares of Common Stock (including voting rights and rights to receive any dividends or other distributions on our shares of Common Stock), but you will be subject to all changes affecting our shares of Common Stock. You will have rights with respect to our shares of Common Stock only if and when your Existing Notes are converted. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of our shares of Common Stock to you upon conversion, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our shares of Common Stock.

We may be unable to repay or repurchase the Existing Notes or the New Notes.

At their respective maturity dates, the entire outstanding principal amount of the Existing Notes and the New Notes (together, the “Notes”) will become due and payable. In addition, holders may require us to repurchase all or a portion of the Notes in the event of certain corporate transactions. We may be unable to repay or repurchase all or any portion of the Notes and our other indebtedness due to our historically substantial operating expenses and losses and demands of our continued operations.

We may not have sufficient funds or may be unable to arrange for additional financing to pay the repurchase price of the Notes or the principal amount due at maturity. Any future borrowing arrangements or debt agreements to which we become a party may contain restrictions on or prohibitions against our redemption or repurchase of the Notes. If we are prohibited from repaying or repurchasing the Notes, we could try to obtain the consent of lenders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance the borrowings, we will be unable to repay or repurchase the Notes. Such a failure would constitute an event of default under the Notes’ respective indentures. Any such default could have a material adverse effect on our business, prospects, financial condition and operating results. In addition, we cannot assure you that we would be able to repay amounts due in respect of the Notes if payment of the Notes were to be accelerated following the occurrence of an event of default as defined in their respective indentures.

The Exchange Offer may not be consummated.

We will not be obligated to complete the Exchange Offer under certain circumstances, including the condition that at least 87.5% of the aggregate principal amount of the Existing Notes be validly tendered and not withdrawn. In addition, if, in our reasonable discretion, any of the other conditions to the Exchange Offer is not satisfied, we will not be obligated to accept any Existing Notes tendered in the Exchange Offer. See “The Exchange Offer—Conditions to the Completion of the Exchange Offer” for a list of the conditions to the Exchange Offer.

We may purchase Existing Notes not tendered in the Exchange Offer following settlement of the Exchange Offer.

We may purchase or repay any Existing Notes not tendered in the Exchange Offer on terms that could be more favorable to holders than the terms of the Exchange Offer. We may, at any time and from time to time, purchase or retire additional amounts of our outstanding Existing Notes through cash purchases and/or exchanges for our other securities, in open market transactions or privately negotiated transactions, or through subsequent tender or exchange offers, repayment at maturity or otherwise, if we can do so on attractive terms. Any such purchases may be made on the same terms or on terms that are more or less favorable to holders than the terms of the Exchange Offer. We also reserve the right to repay any Existing Notes not tendered in the Exchange Offer after the Existing Notes become redeemable or at maturity. In addition, holders may, under circumstances provided for in the Existing Indenture, require us to repurchase some or all of their Existing Notes if a “Fundamental Change” (as defined in the Existing Indenture) occurs, at a repurchase price equal to 100% of the principal amount of the Existing Notes, plus accrued and unpaid interest (and additional amounts, if any) to the repurchase date. If we repurchase or redeem Existing Notes that are not tendered in the Exchange Offer on terms that are more favorable than the terms of the Exchange Offer, those holders that decided not to participate in the Exchange Offer would be better off than those that participated in the Exchange Offer.

A holder of Existing Notes participating in the Exchange Offer will become subject to all of the risks, uncertainties, and volatility faced by holders of shares of our Common Stock, which may be different from or greater than those associated with holding the Existing Notes.

A holder of Existing Notes participating in the Exchange Offer will become subject to all of the risks and uncertainties associated with ownership of shares of our Common Stock since a portion of the Exchange Consideration consists of shares of our Common Stock. The market price of shares of our Common Stock can be subject to significant fluctuations due to a variety of factors, including those related to our business. These risks may be different from or greater than those associated with holding the Existing Notes. A holder exchanging Existing Notes for the Exchange Consideration will forego the right to receive future interest payments on the Existing Notes and to receive priority over the equity holders of the Company in the event that we become subject to a bankruptcy or similar proceeding. As such, a holder of Existing Notes participating in the Exchange Offer may have greater exposure to the risks and uncertainties facing us generally.

The shares of Common Stock are equity securities and are subordinate to our existing and future indebtedness, including the Existing Notes.

The portion of Exchange Consideration consisting of shares of our Common Stock are equity interests. This means the shares of Common Stock will rank junior to any preferred stock that we may issue in the future, to the Existing Notes, to our other indebtedness and to all creditor claims and other non-equity claims against us and our assets available to satisfy claims on us, including claims in a bankruptcy or similar proceeding. Our existing and future indebtedness may restrict payment of dividends on our shares of Common Stock.

Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of shares of our Common Stock, (i) dividends are payable only when and if declared by our Board of Directors or a duly authorized committee of the Board of Directors, and (ii) as a corporation, we are restricted to making dividend payments and redemption payments out of legally available assets. We have never paid a dividend on our shares of Common Stock and have no current intention to pay dividends in the future. Further, the shares of Common Stock place no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the voting rights available to stockholders generally.

In addition, we will continue to incur claims, liabilities and expenses from operations that would reduce the amount available for payment to creditors or distribution to our stockholders upon liquidation. Holders of Existing Notes and New Notes may not be paid in full in the event of a liquidation. Our stockholders would be entitled to proceeds from liquidation only if the aggregate principal amount of our then outstanding convertible notes and any other outstanding claims, liabilities and expenses are repaid in full or otherwise settled.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our shares of Common Stock.

We are not restricted from issuing additional shares of Common Stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of Common Stock or preferred stock or any substantially similar securities. We have issued warrants to purchase shares of our Common Stock and convertible notes and may do so again in the future. For example, on May 17, 2009, we entered into a warrant exchange agreement with the holder of a warrant issued in a registered direct offering in May 2008 (the “Old Warrant”), pursuant to which we issued shares of Common Stock and a new warrant to purchase our Common Stock in exchange for the Old Warrant. The market price of our shares of Common Stock or preferred stock could decline as a result of sales of a large number of shares of Common Stock or preferred stock, warrants, convertible notes or similar securities in the market after settlement of the Exchange Offer or the perception that such sales could occur.

The market price of shares of our Common Stock may be adversely affected by market conditions affecting the stock markets in general, including price and trading fluctuations on The NASDAQ Global Market.

The market price of our Common Stock may be adversely affected by market conditions affecting the stock markets in general, including price and trading fluctuations on The NASDAQ Global Market. These conditions may result in (i) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, our shares of Common Stock, and (ii) sales of substantial amounts of our Common Stock in the market, in each case that could be unrelated or disproportionate to changes in our operating performance.

On October 21, 2008, we received a NASDAQ Staff Deficiency Letter, or NASDAQ Letter, indicating that we had become non-compliant with the minimum $1.00 bid price requirement for continued listing on The NASDAQ Global Market as set forth in NASDAQ Marketplace Rule 4450(a)(5) because the price of our stock closed below the minimum bid price of $1.00 per share for a period of 30 consecutive business days. The NASDAQ Letter indicated that in light of extraordinary market conditions, NASDAQ had determined to suspend enforcement of the minimum bid price and market value of publicly held shares requirements through January 16, 2009. Accordingly, the NASDAQ Letter stated that in accordance with NASDAQ Marketplace Rule 4450(e)(2), we had 180 calendar days from January 20, 2009, or until July 20, 2009, to regain compliance. NASDAQ later announced that given the continued extraordinary market conditions, it would extend the suspension of the minimum bid price and market value of publically held shares requirements through April 20, 2009. Accordingly, we had until October 27, 2009 to regain compliance with the requirement of maintaining a minimum closing bid price of $1.00 per share. On March 24, 2009, we received another notice from NASDAQ, stating that enforcement of the bid price and market value of publically held shares rules is scheduled to resume on July 20, 2009. This notice indicates that prior to the resumption of these rules, NASDAQ will inform the Company of the specific date by which it needs to regain compliance. We can become compliant with the applicable requirements by achieving a $1.00 closing bid price for a minimum of ten consecutive trading days. In the event we do not regain compliance within this period, the NASDAQ Letter provided that we may consider applying to transfer to the NASDAQ Capital Market, which would allow us to take advantage of the further 180 day compliance period provided on the NASDAQ Capital Market, if we meet all requirements for initial listing on the NASDAQ Capital Market, except for the minimum bid price requirement. If compliance is not demonstrated within the compliance period, the NASDAQ Letter indicated that the NASDAQ Staff will provide written notification that our Common Stock will be delisted, after which we may appeal the NASDAQ Staff determination to the NASDAQ Listing Qualifications Panel. We are currently evaluating our alternatives to resolve the listing deficiency. There can be no assurance that, if we do appeal the NASDAQ Staff’s Determination, that such appeal would be successful.

The market price for our shares of Common Stock is extremely volatile, which may affect our ability to raise capital in the future and may subject the value of your investment in our securities to sudden decreases.

The market price for securities of biopharmaceutical and biotechnology companies, including ours, historically has been highly volatile, and the market from time to time has experienced significant price and volume fluctuations that are unrelated to the operating performance of such companies. For example, during the twelve month period ended May 12, 2009, our stock price has ranged from a low of $0.102 to a high of $4.14. Fluctuations in the trading price or liquidity of our Common Stock may adversely affect the value of your investment in our Common Stock.

Factors that may have a significant impact on the market price and marketability of our securities include:

•	our quarterly operating results;

•	developments or disputes concerning patent or other proprietary rights;

•	acquisitions or divestitures;

•	changes in securities analysts’ recommendations;

•	short selling;

•	halting or suspension of trading in our Common Stock by NASDAQ;

•	economic and other external factors; and

•	general market conditions.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. For example, in the case of our Company, the Exchange Offer is commenced in connection with a derivative lawsuit that was filed against us and our directors and officers. While we have entered into the Settlement Agreement in part to settle this lawsuit, contingent on the closing of the Exchange Offer, we could become subject to other lawsuits and substantial legal fees and our management’s attention and resources could be diverted from operating our business as we respond to the litigation. We maintain significant insurance to cover these risks for us and our directors and officers, but our insurance is subject to high deductibles to reduce premium expense, and there is no guarantee that the insurance will cover any specific claim that we may face in the future, or that it will be adequate to cover all potential liabilities and damages.

If the Exchange Offer is consummated, holders of Existing Notes that do not exchange their Existing Notes in the Exchange Offer will be subject to certain risks.

Holders that do not exchange their Existing Notes will not be entitled to receive the cash payment, Common Stock and New Notes delivered to tendering holders.

Consummation of the Exchange Offer could adversely affect the trading market, if any, for the untendered Existing Notes. This could adversely affect the liquidity, market price, and price volatility of any untendered Existing Notes. If a market for untendered Existing Notes exists, such Existing Notes may trade at a discount to the price at which the Existing Notes would trade if the amount outstanding had not been reduced, depending on prevailing interest rates, the market for similar securities, and other factors.

Because the Existing Notes are convertible into shares of our Common Stock, the trading price of the Existing Notes is directly affected by factors affecting the trading price of shares of our Common Stock, the general level of interest rates and our credit quality. It is impossible to predict the trading price of shares of our Common Stock, whether interest rates will rise or fall or whether our credit ratings will improve or decline in the future. The trading price of shares of our Common Stock will be influenced by several factors, many of which are out of our control.

If an insufficient number of Existing Notes are tendered, we will consider all strategic alternatives available to us at such time, including merger with or acquisition by another company, further restructuring, allocation of our resources to other biopharmaceutical product areas, sale of assets, and liquidation, all of which have an uncertain timeline. Any of these strategic alternatives that may result could be on terms less favorable to the holders than the terms of the Exchange Offer. If a protracted and non-orderly reorganization were to occur, there is a risk that the ability of the holders to recover their investments would be substantially delayed and more impaired than under the Exchange Offer.

Risks Related to Our Business

For a discussion of risks relating to our business, see Part II, Item 1A of our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2009 incorporated by reference herein.

Risks Related To Our Securities

For a discussion of risks relating to our securities, see Part II, Item 1A of our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2009 incorporated by reference herein.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange of the Existing Notes for the cash payment, shares of Common Stock and New Notes pursuant to the Exchange Offer. However, the debt on our balance sheet will be reduced from $68.3 million to $21.2 million assuming all Existing Notes are tendered for exchange.

PRICE RANGE OF COMMON STOCK

The Existing Notes are not listed on any national or regional securities exchange or authorized to be quoted on any inter-dealer quotation system of any national securities association. Certain institutions and securities dealers do provide quotations for and engage in transactions in the Existing Notes. In addition, quotations for securities that are not widely traded, such as the Existing Notes, may differ from actual trading prices and should be viewed as approximations. To the extent that the Existing Notes are traded, prices of the Existing Notes may fluctuate greatly, depending on the trading volume, the balance between buy and sell orders, and other factors. Holders are urged to contact their brokers to obtain the best available information as to current market prices for the Existing Notes.

The Common Stock into which the Existing Notes are convertible is listed on the NASDAQ Global Market (“NASDAQ”), under the symbol “CEGE.” The following table sets forth, for the fiscal quarters indicated, the high and low intraday sale prices of the Company’s Common Stock as reported on NASDAQ. We did not declare or pay cash dividends with respect to our Common Stock during any of the periods indicated below and do not expect to pay cash dividends on our Common Stock in the foreseeable future.

		High	Low
2006
	First Quarter	$8.02	$5.26
	Second Quarter	$8.10	$4.80
	Third Quarter	$5.40	$4.23
	Fourth Quarter	$4.71	$3.32
2007
	First Quarter	$5.01	$2.77
	Second Quarter	$7.30	$3.34
	Third Quarter	$4.23	$3.19
	Fourth Quarter	$3.85	$2.09
2008
	First Quarter	$3.36	$1.78
	Second Quarter	$4.67	$2.59
	Third Quarter	$3.50	$0.56
	Fourth Quarter	$0.75	$0.09
2009
	First Quarter	$0.5299	$0.175
	Second Quarter (through May 21, 2009)	$0.90	$0.25

On October 21, 2008, we received a NASDAQ Staff Deficiency Letter, or NASDAQ Letter, indicating that we had become non-compliant with the minimum $1.00 bid price requirement for continued listing on The NASDAQ Global Market as set forth in NASDAQ Marketplace Rule 4450(a)(5) because the price of our stock closed below the minimum bid price of $1.00 per share for a period of 30 consecutive business days. The NASDAQ Letter indicated that in light of extraordinary market conditions, NASDAQ had determined to suspend enforcement of the minimum bid price and market value of publicly held shares requirements through January 16, 2009. Accordingly, the NASDAQ Letter stated that in accordance with NASDAQ Marketplace Rule 4450(e)(2), we had 180 calendar days from January 20, 2009, or until July 20, 2009, to regain compliance. NASDAQ later announced that given the continued extraordinary market conditions, it would extend the suspension of the minimum bid price and market value of publically held shares requirements through April 20, 2009. Accordingly, we had until October 27, 2009 to regain compliance with the requirement of maintaining a minimum closing bid price of $1.00 per share. On March 24, 2009, we received another notice from NASDAQ, stating that enforcement of the bid price and market value of publically held shares rules is scheduled to resume on July 20, 2009. This notice indicates that prior to the resumption of these rules, NASDAQ will inform the Company of the specific date by which it needs to regain compliance. We can become compliant with the applicable requirements by achieving a $1.00 closing bid price for a minimum of ten consecutive trading days. In the event we do not regain compliance within this period, the NASDAQ Letter provided that we may consider applying to transfer to the NASDAQ Capital Market, which would allow us to take advantage of the further 180 day compliance period provided on the NASDAQ Capital Market, if we meet all requirements for initial listing on the NASDAQ Capital Market, except for the minimum bid price requirement. If compliance is not demonstrated within the compliance period, the NASDAQ Letter indicated that the NASDAQ Staff will provide written notification that our Common Stock will be delisted, after which we may appeal the NASDAQ Staff determination to the NASDAQ Listing Qualifications Panel. We are currently evaluating our alternatives to resolve the listing deficiency. There can be no assurance that, if we do appeal the NASDAQ Staff’s Determination, that such appeal would be successful.

On May 21, 2009, the last reported sales price of the Common Stock on NASDAQ was $0.4389 per share. As of such date, there were 91,809,651 shares of Common Stock outstanding.

CAPITALIZATION

The following table sets forth the following information:

•	our actual capitalization, without giving effect to the Exchange Offer, at March 31, 2009; and

•

our capitalization as of March 31, 2009, on a pro forma basis, to give effect to the issuance of the shares of Common Stock and New Notes and the cash payment in the Exchange Offer on the assumption that all of the outstanding Existing Notes were validly tendered and accepted for exchange as of that date.

	March 31, 2009
	Actual	Pro Forma
	(In thousands except share data)
Cash and cash equivalents:
Cash and cash equivalents, short term investments and restricted cash	$77,649	$42,265

Capitalization:
Debt:
3.125% Convertible Senior Notes Due 2011	$68,307

3.125% Convertible Senior Notes Due 2013		$21,175

Total debt	$68,307	$21,175
Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $.001 par value: 5,000,000 shares authorized; none issued and outstanding in 2008 and 2007, respectively	0	0
Common stock, $.001 par value: 275,000,000 shares authorized; 86,809,651 and 78,473,876 shares issued and outstanding in 2008 and 2007, respectively	87	101
Additional paid-in capital	550,538	560,087
Accumulated deficit	(546,796)	(544,598)
Accumulated other comprehensive income	(370)	(370)

Total stockholders’ deficit	3,459	15,220

Total Capitalization	$71,766	$36,395

DIVIDEND POLICY

No cash dividends have been paid on the Common Stock to date and we do not expect to pay cash dividends on the Common Stock in the foreseeable future.

Any future declaration and payment of dividends will be subject to the discretion of our Board of Directors, will be subject to applicable law and will depend upon our results of operations, earnings, financial condition, contractual limitations, cash requirements, future prospects and any other factors deemed relevant by our Board of Directors.

UNAUDITED PRO FORMA FINANCIAL DATA

The following unaudited pro forma financial statements are based on, and should be read in conjunction with our audited financial statements for the fiscal quarter ended March 31, 2009 and related notes thereto and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for such period, all of which are incorporated by reference into this Offer to Exchange. See “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

The unaudited pro forma financial statements give effect to the financial impact of the settlement of the Exchange Offer, as if the Exchange Offer was consummated on the date or at the beginning of the periods indicated including:

•	the tender and cancellation of $68.3 million of Existing Notes;

•

the issuance of Common Stock and New Notes, the cash payment of $34.2 million in exchange for the tender and cancellation of the principal amount of the Existing Notes and the payment of approximately $0.2 million for accrued and unpaid interest on the Existing Notes; and

•	the payment of an estimated $0.3 million in fees and expenses related to the Exchange Offer.

The unaudited pro forma financial statements are for informational purposes only, are not indications of future performance, and should not be considered indicative of actual results that would have been achieved had the restructuring transactions actually been consummated on the dates or at the beginning of the periods presented.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of March 31, 2009

(In thousands)

	Historical	Adjustments	Pro Forma
ASSETS
Current assets:

Cash and cash equivalents	$68,350	$(35,384)	$32,966

Short-term investments	8,308		8,308

Short-term restricted cash and investments	991		991

Receivable from collaborative partner	638		638

Prepaid expenses and other current assets	686		686

Total current assets	78,973	(35,384)	43,589

Property and equipment, net	477		477

Unamortized debt issuance costs and other assets	877	(877)	—

Total assets	$80,327	$(36,261)	$44,066

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$158		$158

Accrued compensation and benefits	372		372

Accrued restructuring	4,691		4,691

Other accrued liabilities	2,330	(890)	1,440

Warrant liability	1,010		1,010

Total current liabilities	8,561	(890)	7,671

Convertible senior notes	68,307	(47,132)	21,175

Commitments and contingencies

Stockholders’ equity:

Common stock	87	14	101

Additional paid-in capital	550,538	9,549	560,087

Accumulated other comprehensive loss	(370)		(370)

Accumulated deficit	(546,796)	2,198	(544,598)

Total stockholders’ equity	3,459	11,761	15,220

Total liabilities and stockholders’ equity	80,327	(36,261)	44,066

Unaudited Pro Forma Consolidated Statement of Operations

For the Fiscal Quarter ended March 31, 2009

(In thousands, except per share data)

	Historic	Adjustments		Pro Forma
Revenue	$747			$747

Operating expenses:

Research and development	493			493

General and administrative	6,960			6,960

Restructuring charges	2,624			2,624

Total operating expenses	10,077			10,077

Loss from operations	(9,330)			(9,330)

Other income (expense):

Gain from purchase of convertible senior notes	1,486		2,198	3,684

Loss from revaluation of warrant liability	(377)			(377)

Interest and other income	124			124

Interest expense	(609)			(609)

Loss before income tax provision	(8,706)		2,198	(6,508)

Income tax provision	—		—	—

Net loss	$(8,706)		$2,198	$(6,508)

Basic and diluted net loss per share	$(0.10)	$		$(0.07)

Weighted average shares of common stock outstanding-basic and diluted	86,810			86,966

THE SETTLEMENT AND EXCHANGE SUPPORT AGREEMENT

Background of the Settlement and Exchange Support Agreement

In 2004, we issued the Existing Notes pursuant to the Existing Indenture, of which $68.3 million in aggregate principal amount remains outstanding.

On May 5, 2009, Tang Capital Partners, LP (“Tang Capital”), a beneficial owner of approximately 67.6% of the Existing Notes, filed suit in The Court of Chancery of the State of Delaware against the Company and its directors and executive officers. The lawsuit seeks, among other things, a declaration that the Company is insolvent and an injunction prohibiting the board from paying certain executive retention payments that were approved by our Board of Directors on April 4, 2009. On May 10, 2009, the Company and Tang Capital entered into a Settlement and Exchange Support Agreement (the “Settlement Agreement”) pursuant to which, subject to the terms and conditions of the Settlement Agreement, the Company agreed to commence the Exchange Offer.

Terms of the Settlement and Exchange Support Agreement

The following summary description of the Settlement Agreement is qualified in its entirety by reference to the Settlement Agreement itself, which is included as an exhibit to our current report on Form 8-K that we have filed with the SEC.

Tang Capital has agreed to tender in the Exchange Offer on the terms described in the Settlement Agreement, and not withdraw, the Existing Notes that it beneficially owns. The material terms of the Exchange Offer that Tang Capital has agreed to support by tendering and not withdrawing its Existing Notes include:

•	the amount of the cash payment, the number of shares of Common Stock and the terms of the New Notes to be issued in the Exchange Offer,

•

the Exchange Offer will expire 20 business days after commencement, unless extended by the Company (with reasonable consent by Tang Capital), except that such date may be extended by the Company without Tang Capital’s consent if such extension is needed to satisfy a condition under the Exchange Offer, but not longer than 60 days after commencement of the Exchange Offer, and

•

the condition that at least 87.5% in aggregate principal amount of the Existing Notes be validly tendered and not withdrawn, which condition may be modified by the Company with the written consent of Tang Capital.

The Settlement Agreement requires that, immediately prior to the settlement of the Exchange Offer, the Company enter into the a new indenture (the “New Indenture”), which shall be substantially identical to the Existing Indenture (and otherwise on terms reasonably acceptable to Tang Capital and the Company), in favor of each tendering holder of Existing Notes, except that the final maturity of the New Notes shall be May 1, 2013, the conversion price shall be $0.68 per share and interest on the New Notes shall begin to accrue commencing on the settlement date of the Exchange Offer.

The Settlement Agreement provides that from May 10, 2009 to May 10, 2011 (the “Restricted Period”), Tang Capital is restricted from taking certain actions that could influence the management of the Company and from acquisitions that would result in Tang Capital having more than 9.999% beneficial ownership of the Company’s Common Stock. During the Restricted Period, Tang Capital also agrees to (i) at every meeting of the Company’s stockholders and in every action or approval by written consent of stockholders of the Company in lieu of such a meeting, vote all of the shares of Common Stock it then holds or may receive from exercise of the New Notes it then holds (collectively, the “Shares”) in the same proportion as the votes that are collectively cast by all of the other stockholders of the Company who are present and voting with respect to such matter and (ii) refrain from entering into any voting agreements with any third party with respect to any of the Shares. At the option of Tang Capital, it may alternatively vote or direct the vote or proxy in accordance with the recommendation of the Board of Directors of the Company. Tang Capital also agrees, until the earlier of the settlement of the Exchange Offer or the termination of the Settlement Agreement, that it will not (i) object to, or otherwise commence or support any proceeding or action to oppose, the Exchange Offer or the actions contemplated by the Settlement Agreement or (ii) solicit, support or encourage certain other transactions regarding the Company. Tang Capital also agrees that it will not be permitted to convert the New Notes into shares of Common Stock of the Company if and to the extent that following such conversion Tang Capital would be the beneficial owner of more than 9.999% of the Company’s Common Stock.

Tang Capital agreed to, within 5 business days of the settlement date of the Exchange Offer, file a motion, stipulation, notice or other such appropriate document, and if necessary, we must cooperate with respect thereto, to dismiss the lawsuit described above, which dismissal shall be with prejudice as against Tang Capital and, if permissible, its affiliates. In addition, the Settlement Agreement provides that as of the settlement date of the Exchange Offer, Tang Capital releases and discharges any and all claims arising from or in connection with the lawsuit through such date against the Company and its affiliates, and the Company shall be deemed to have released and discharged any and all claims against Tang Capital and its affiliates through such date.

Until the Exchange Offer is consummated, the Settlement Agreement and Tang Capital’s obligations under it, including its obligation to tender and not withdraw its Existing Notes in the Exchange Offer, will terminate in the following circumstances: 1) mutual written consent of the parties; 2) without any action by the Company or Tang Capital, if the Exchange Offer is not consummated on or before 60 days after the commencement of the Exchange Offer, except that no party may terminate the Settlement Agreement if the failure to consummate the Exchange Offer is the result of material breach by that party; 3) without any action by the Company or Tang Capital, if the Exchange Offer expires (after giving effect to any extension) or is terminated without the exchange of the requisite Existing Notes; 4) the Company receives written notification from NASDAQ that the Company is not in compliance with a NASDAQ Marketplace rule that could reasonably result in delisting (for a basis other than failure to meet the minimum bid price per share requirements), and the cause of such deficiency cannot reasonably be cured by the Company prior to the effective date of any resulting delisting; or 5) the announcement by the Company of the entry into a definitive agreement for or consummation of (i) a merger, acquisition, or similar transaction requiring approval by the stockholders of the Company or (ii) the expenditure of more than $5 million in cash in connection with the acquisition of the assets of a third party. In addition, the Settlement Agreement provides that the Company is not required to take any action under the agreement if it would require approval by Company stockholders under the NASDAQ marketplace rules.

THE EXCHANGE OFFER

The Offer Documents contain or incorporate by reference important information that should be read carefully before any decision is made with respect to the Exchange Offer.

Introduction

We were a biotechnology company that was focused on the development and commercialization of novel biological therapies for patients with cancer. In August 2008 and October 2008, we terminated our Phase 3 clinical trials of GVAX immunotherapy for prostate cancer, our lead product program, implemented a substantial restructuring plan, and announced our intention to pursue strategic alternatives. We continue to explore strategic alternatives, including merger with or acquisition by another company, further restructuring of our Company and allocation of our resources toward other biopharmaceutical product areas, sale of the Company’s assets and liquidation of the Company. We have engaged Lazard Freres & Co, LLC in connection with the evaluation of strategic alternatives.

We were organized as a Delaware corporation in 1988. Our principal executive offices are located at 400 Oyster Point Boulevard, Suite 525, South San Francisco, CA 94080. Our telephone number at that location is (650) 266-3000.

Terms of the Exchange Offer

We are offering, upon the terms and subject to the conditions set forth the in the Offer Documents, to exchange for each $1,000 principal amount of our outstanding 3.125% Convertible Senior Notes due November 1, 2011 (the “Existing Notes”): (i) 205.8824 shares of our common stock, par value $0.001 per share (“Common Stock”), plus (ii) a cash payment of $500.00 plus accrued and unpaid interest on such $1,000 principal amount of Existing Notes through the settlement date of the Exchange Offer, plus (iii) $310.00 principal amount of our 3.125% Convertible Senior Notes due May 1, 2013 (the “New Notes,” and together with consideration referenced in clauses (i) and (ii), the “Exchange Consideration”), upon the terms and subject to the conditions set forth in this Offer to Exchange and related offer materials, as amended and supplemented from time to time (the “Offer Documents”). The Exchange Consideration will be in full satisfaction of the principal amount of, and any accrued and unpaid interest through the settlement date of the Exchange Offer on, the Existing Notes so tendered and accepted. The Exchange Consideration will be subject to any required withholding of taxes, and no interest will be paid thereon.

The Exchange Offer is conditioned upon at least 87.5% of the aggregate principal amount of the outstanding Existing Notes being validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. See “—Conditions to Completion of the Exchange Offer.”

We are offering to acquire up to $68.3 million aggregate principal amount of Existing Notes that are validly tendered and not withdrawn on the terms and subject to the conditions of the Offer Documents. The validly tendered Existing Notes will be cancelled. You may tender all, some or none of your Existing Notes, subject to the terms and conditions of the Exchange Offer. Holders of Existing Notes must tender their Existing Notes in a minimum $1,000 principal amount and multiples thereof.

We will not issue fractional shares of Common Stock in the exchange for your Existing Notes. Instead, we will pay you an amount of cash equal to any such fraction multiplied by the closing sale price of our Common Stock on the trading day immediately preceding the settlement date of the Exchange Offer, rounded down to the nearest whole cent. In addition, the New Notes will be issued only in registered form in denominations of $1,000 and any integral multiple of $1,000 above that amount. We will not issue New Notes in a denomination that is not an integral multiple of $1,000. To the extent you would otherwise be entitled to receive a principal amount of

New Notes that is not an integral multiple of $1,000, the principal amount of New Notes that you will actually receive will be rounded down to nearest $1,000 and you will receive a cash payment equal to the difference between the rounded and unrounded principal amounts, rounded down to nearest whole cent, in lieu of such difference. The Exchange Consideration will be subject to any required withholding of taxes, and no interest will be paid thereon.

Expiration Date; Extensions; Amendments

The Exchange Offer will expire at 5:00 p.m., New York City time, on Monday, June 22, 2009 (the “Expiration Date”), unless extended by the Company. Under the terms of the Settlement Agreement, we have agreed to do so only with reasonable consent by Tang Capital, except that we may extend such date without Tang Capital’s consent if such extension is needed to satisfy a condition under the Exchange Offer, but not longer than 60 days after commencement of the Exchange Offer.

To extend the Expiration Date, we will notify the Exchange Agent of any extension by written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date and we will notify the holders of the Existing Notes, or cause them to be notified, by such time and date by public announcement. Such notification will state the new expiration date.

We expressly reserve the right to delay acceptance of any Existing Notes, to extend the Exchange Offer with the consent of Tang Capital, if needed pursuant to the Settlement Agreement, or to terminate the Exchange Offer and not accept the Existing Notes not previously accepted, if any of the conditions (as the same may be modified) set forth under “Conditions to the Completion of the Exchange Offer” shall not have been waived by us or satisfied prior to the Expiration Date. If we exercise any such right, we will give written notice to the Exchange Agent as promptly as practicable. We may amend the Exchange Offer, provided that, pursuant to the Settlement Agreement, we may not amend, modify, alter or waive any of the material terms and conditions of the Exchange Offer in a manner adverse to Tang Capital, or reduce the amount of cash, Common Stock or New Notes to be paid in the Exchange Offer. If the Exchange Offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Existing Notes of such amendment.

Source and Amount of Funds

The maximum amount of funds required by the Company to purchase the Existing Notes pursuant to the Exchange Offer is estimated to be approximately $34.2 million plus approximately $0.2 million in accrued and unpaid interest and $0.3 million in transaction costs. The Company expects to fund its exchange of Existing Notes hereunder from cash on hand. See “Summary Terms of the Exchange Offer—Purpose of the Exchange Offer.”

Release of Legal Claims by Tendering Holders

By tendering your Existing Notes in the Exchange Offer, effective upon payment to you in full of the consideration payable in the Exchange Offer, you will, as of the closing of the Exchange Offer, be deemed to have released and waived any and all claims or causes of action of any kind whatsoever, whether known or unknown that, directly or indirectly arise out of, are based upon or are in any manner connected with your or your successors’ and assigns’ ownership or acquisition of the Existing Notes so tendered, including any accrued interest and any related transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, including without limitation any approval or acceptance given or denied, which occurred, existed, was taken, permitted or begun prior to the date of such release, in each case, that you, your successors and your assigns have or may have had against (i) our Company, subsidiaries, affiliates and stockholders and (ii) our directors, officers, employees, attorneys, accountants, advisors, agents and representatives, whether current or former, as well as those of our subsidiaries, affiliates and stockholders, unless such claims arise under federal or state securities laws.

Procedures for Tendering Existing Notes in the Exchange Offer

Holders will not be entitled to receive the Exchange Consideration for their Existing Notes unless they validly tender and do not withdraw the Existing Notes on or before 5:00 p.m., New York City time, on Monday, June 22, 2009. Only registered holders of Existing Notes are authorized to tender their Existing Notes for exchange. If holders do not validly tender their Existing Notes on or before 5:00 p.m., New York City time, on Monday, June 22, 2009, their Existing Notes will remain outstanding.

Method of Delivery.

The method of delivery of the Existing Notes, the related Letter of Transmittal and all other required documents, including delivery through DTC and acceptance through DTC’s Automatic Tender Offer Program (“ATOP”) are at the election and risk of the person tendering such Existing Notes and delivering such Letter of Transmittal and, except as expressly otherwise provided in the Letter of Transmittal, delivery will be deemed made only when actually received by the Exchange Agent. The date of any postmark or other indication of when an Existing Note or the Letter of Transmittal was sent will not be taken into account in determining whether such materials were timely received. If delivery is by mail, it is suggested that holders use properly insured, registered mail with return receipt requested, and that holders mail the required documents sufficiently in advance of Monday, June 22, 2009 to permit receipt by the Exchange Agent before 5:00 p.m., New York City time, on Monday, June 22, 2009.

Delivery of Existing Notes

Notes in Certificated Form. If you hold Existing Notes in certified, definitive form, to validly tender those Existing Notes, you should properly complete and validly execute the Letter of Transmittal. The Letter of Transmittal must be received by the Exchange Agent at its address set forth in this Offer to Exchange on or before 5:00 p.m., New York City time, on Monday, June 22, 2009.

Existing Notes Held Through a Custodian. A holder whose Existing Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such holder desires to tender his or her Existing Notes and instruct such nominee to tender the Existing Notes for exchange on the holder’s behalf.

Existing Notes in Global Form. A holder who is a DTC participant may elect to tender to the Company his or her beneficial interest in the Existing Notes by:

•	delivering to the Exchange Agent’s account at DTC through DTC’s book-entry system his or her beneficial interest in the Notes on or before 5:00 p.m., New York City time, on Monday, June 22, 2009; and

•

electronically transmitting his or her tender through DTC’s ATOP, subject to the terms and procedures of that system. In tendering through ATOP, the electronic instructions sent to DTC by the holder, and transmitted by DTC to the Exchange Agent, will acknowledge, on behalf of DTC and the holder, receipt by the holder of and agreement to be bound by the Letter of Transmittal.

Existing Notes and the Letter of Transmittal must be delivered to the Exchange Agent to tender. Delivery of documents to DTC or Cell Genesys does not constitute delivery to the Exchange Agent.

HOLDERS THAT TENDER THROUGH DTC NEED NOT SUBMIT A PHYSICAL LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT IF SUCH HOLDERS COMPLY WITH DTC’S TRANSMITTAL PROCEDURES.

Guaranteed Delivery

If a registered holder of Existing Notes desires to tender any Existing Notes and the Existing Notes are not immediately available, or time will not permit the holder’s Existing Notes or other required documents to reach the Exchange Agent before the Expiration Date of the Exchange Offer, or the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an eligible institution;

•

before the Expiration Date of the Exchange Offer, the Exchange Agent receives from the eligible institution a properly completed and duly executed Letter of Transmittal and notice of guaranteed delivery, substantially in the form provided by us. The notice of guaranteed delivery must state the name and address of the holder of the Existing Notes, the certificate number(s) and principal amount of the Existing Notes tendered, that the tender is being made thereby and guaranteeing that within three business days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered Existing Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the eligible institution with the Exchange Agent; and

•

the certificates for all physically tendered Existing Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the date of execution of the notice of guaranteed delivery.

Book-Entry Transfer

The Exchange Agent will make a request to establish an account with respect to the Existing Notes at DTC for purposes of the

Exchange Offer within two business days after the date of this Offer to Exchange. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of Existing Notes by causing DTC to transfer such Notes into the Exchange Agent’s account at DTC in accordance with DTC’s procedures for such a transfer. Although delivery of Existing Notes may be effected through book-entry transfer at DTC, the Letter of Transmittal or a facsimile thereof (with any required signature guarantees and any other required documents) should also be transmitted to and received by the Exchange Agent at the address set forth on the back cover page of this Offer to Exchange on or prior to the expiration date. Delivery of a Letter of Transmittal to DTC will not constitute valid delivery to the Exchange Agent, and the tender will not be valid.

The Exchange Agent and DTC have confirmed that any financial institution that is a participant in DTC may utilize DTC’s Automatic Tender Offer Program (“ATOP”) procedures to tender Notes.

Any participant in DTC may make book-entry delivery of Existing Notes by causing DTC to transfer such Existing Notes into the Exchange Agent’s account in accordance with DTC’s ATOP procedures for transfer. The exchange for the Existing Notes so tendered will only be made, however, after a book-entry confirmation of such book-entry transfer of such Existing Notes into the Exchange Agent’s account, and timely receipt by the Exchange Agent of any documents required by the Letter of Transmittal. An agent’s message is a message, transmitted by DTC and received by the Exchange Agent and forming part of a book-entry confirmation, that states that DTC has received an express acknowledgment from a participant tendering Existing Notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Letters of Transmittal and Existing Notes must be sent only to the Exchange Agent. Do not send Letters of Transmittal or Existing Notes to us or DTC.

THE METHOD OF DELIVERY OF NOTES AND ALL OTHER DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE OF AN AGENT’S MESSAGE THROUGH THE AUTOMATED TENDER OFFER PROGRAM, IS AT YOUR ELECTION AND RISK. IF YOU SEND THESE DOCUMENTS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL, RETURN RECEIPT REQUESTED, THAT YOU OBTAIN PROPER INSURANCE, AND THAT YOU MAIL THOSE DOCUMENTS SUFFICIENTLY IN ADVANCE OF THE DATE ON WHICH THE OFFER EXPIRES TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE SUCH DATE.

Right of Withdrawal

Existing Notes tendered for exchange may be withdrawn at any time before 5:00 p.m., New York City time, on Monday, June 22, 2009. In addition, you may withdraw Existing Notes previously tendered, if we have not accepted them for payment after the expiration of 40 business days from the commencement date. In order to withdraw Existing Notes, holders must either comply with DTC’s withdrawal procedures or deliver to the Exchange Agent written notice containing:

•

the certificate number of the Existing Note with respect to which the notice of withdrawal is being submitted or if any of the Existing Note are in the form of a “Global” Note on hand at DTC, then a beneficial owner of an Existing Note shall comply with the procedures of DTC applicable to withdrawal of a Letter of Transmittal;

•	the principal amount of the Existing Notes with respect to which such notice of withdrawal is being submitted; and

•	the principal amount, if any, of such Existing Note that remains subject to the original Letter of Transmittal and that has been or will be delivered for purchase by us.

The signature on the notice of withdrawal must be guaranteed by an Eligible Guarantor Institution (as defined in Rule 17Ad-15 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) unless such Existing Notes have been tendered for purchase for the account of an Eligible Guarantor Institution. Any properly withdrawn Existing Notes will be deemed not validly tendered for purposes of the Exchange Offer. Existing Notes withdrawn from the Exchange Offer may be retendered by following the tender procedures described above.

HOLDERS THAT WITHDRAW THROUGH DTC NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE EXCHANGE AGENT IF SUCH HOLDERS COMPLY WITH DTC’S WITHDRAWAL PROCEDURES.

Acceptance and Delivery of the Exchange Consideration

Upon satisfaction or waiver of all of the conditions to the Exchange Offer, all Existing Notes validly tendered and not withdrawn will be accepted, new securities will be issued, and the cash payment will be made promptly after expiration of the Exchange Offer.

See “—Conditions to the Completion of the Exchange Offer.” In all cases, the consideration for the Existing Notes exchanged pursuant to the Exchange Offer will be made by deposit of (i) shares of Common Stock, (ii) New Notes and (iii) U.S. dollars by us on the business day following the Expiration Date with the Exchange Agent, which will act as agent for tendering holders for the purpose of receiving the exchange consideration from us and transmitting it to tendering holders. For purposes of the Exchange Offer, Existing Notes shall be deemed to have been accepted as validly tendered for exchange when, as and if we have given written notice thereof to the Exchange Agent. For each $1,000 principal amount outstanding of Existing Notes exchanged, the holder will receive (i) 205.8824 shares of Common Stock, plus (ii) a cash payment of $500.00, plus accrued and unpaid interest on such $1,000 of principal amount of Existing Notes to, but excluding, the settlement date of the Exchange Offer, plus(iii) $310.00 in principal amount of the New Notes. The Common Stock and the New Notes will be delivered promptly following acceptance of the tendered Existing Notes. The cash payment, the Common Stock and the New Notes will be in full satisfaction of the principal amount of, and any accrued and unpaid interest through the settlement of the Exchange Offer on, the Existing Notes so tendered and accepted.

In all cases, issuances of cash, shares of Common Stock and the New Notes for Existing Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of a timely confirmation of a book-entry transfer of Existing Notes into the Exchange Agent’s account at DTC or of a Letter of Transmittal along with certificates for tendered Existing Notes.

If any Existing Notes are not accepted for any reason set forth under “—Conditions to the Completion of the Exchange Offer,” such unaccepted or such unexchanged Existing Notes will be credited to an account maintained with DTC or, in the case of certificated, Existing Notes returned to the registered holder thereof, promptly after the expiration or termination of the Exchange Offer.

Conditions to the Completion of the Exchange Offer

Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, we shall not be required to accept for exchange any Existing Notes, issue any new securities, or make any cash payment, and we may terminate or amend the Exchange Offer if at any time prior to acceptance for exchange of the Existing Notes if we determine, in our reasonable judgment, that any of the following conditions has not been satisfied:

•	at least 87.5% of the outstanding aggregate principal amount of the Existing Notes have been validly tendered and not withdrawn;

•

there shall not have occurred or be likely to occur any event materially affecting our business or financial affairs that would or might reasonably be expected to prohibit, prevent, restrict or delay settlement of the Exchange Offer or that might reasonably be expected to be material to holders in deciding whether to participate in the Exchange Offer; and

•

there shall not have been any action taken or threatened, or any statute, rule, regulation, judgment, order, stay, decree or injunction promulgated, enacted, entered, enforced or deemed applicable to the Exchange Offer or the exchange of Notes pursuant to the Exchange Offer, by or before any court or governmental regulatory or administrative agency or authority, tribunal, domestic or foreign, which (i) challenges the making of the Exchange Offer or might reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay settlement of, or might otherwise reasonably be expected to adversely affect in any material manner, the Exchange Offer or (ii) could reasonably be expected to materially adversely affect our business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects, or materially impair the contemplated benefits of the Exchange Offer, or the settlement of the Exchange Offer as a whole to us or that might be material to holders in deciding whether to participate in the Exchange Offer.

The foregoing conditions will be waivable at any time and from time to time; provided that the minimum tender condition, the first bullet item in the list above, may only be modified by the Company with the consent of Tang Capital; provided further, that if we accept the Existing Notes tendered to us, all of the conditions to the Exchange Offer will have been satisfied or waived by us at or prior to the time of such acceptance. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time by us prior to the Expiration Date.

Consequences of Failure to Exchange

If you currently hold Existing Notes and do not tender them, following the settlement of the Exchange Offer, your Existing Notes will continue to be outstanding pursuant to their terms, as amended. If we complete the Exchange Offer, the liquidity of any Existing Notes that remain outstanding after settlement of the Exchange Offer may be adversely affected. If the Company has the necessary capital, we expect to continue to make interest payments on the Existing Notes that remain outstanding according to the terms thereof to the extent we are able.

Exchange Agent

We have retained U.S. Bank National Association to act as the Exchange Agent in connection with the Exchange Offer. All deliveries, correspondence and questions sent or presented to the Exchange Agent relating to the Exchange Offer should be directed to the addresses or telephone numbers set forth on the back cover of this Offer to Exchange.

We will pay the Exchange Agent reasonable and customary compensation for its services in connection with the Exchange Offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Exchange Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

Requests for additional copies of this Offer to Exchange and the Letter of Transmittal should be directed to the Exchange Agent at its address or telephone number on the back cover of this Offer to Exchange.

Solicitation

Directors, officers and employees of either the Company or its affiliates may contact holders by hand, mail, telephone or facsimile regarding the Exchange Offer and may request brokers, dealers and other nominees to forward the Offer to Exchange and related materials to beneficial owners of the Existing Notes. Such directors, officers and employees will not be specifically compensated for providing such services.

Fees and Expenses

Tendering holders who hold Existing Notes registered in their own names and who tender their Existing Notes directly to the Exchange Agent will not be obligated to pay brokerage fees or commissions, the fees and expenses of the Exchange Agent or, subject to Instruction 5 of the Letter of Transmittal, transfer taxes on the purchases of Existing Notes by the Company pursuant to the Exchange Offer. If you hold your Existing Notes through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult such nominee to determine whether any transaction costs are applicable. The Company will pay all fees and expenses of the Exchange Agent in connection with the Exchange Offer.

We will also reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding materials to their customers. We will not, however, pay any fees or commissions to any broker, dealer or other person (other than the Exchange Agent) in connection with the solicitation of tenders of Existing Notes pursuant to the Exchange Offer.

Purposes; Plans

We are making the Exchange Offer in order to reduce the principal amount of our outstanding indebtedness and in connection with a Settlement and Exchange Support Agreement (the “Settlement Agreement”) we entered into with Tang Capital Partners, LP (“Tang Capital”) on May 10, 2009. We also believe that the Exchange Offer provides an opportunity to holders to gain liquidity with respect to the Existing Notes that such holders may not otherwise have, while also receiving Common Stock and New Convertible Notes in exchange for their Existing Notes. Tang Capital beneficially owns approximately 67.6% in principal amount of the outstanding Existing Notes and has agreed to tender its Existing Notes in the Exchange Offer, and not withdraw its Existing Notes unless the Settlement Agreement is terminated or the Exchange Offer is terminated because the minimum condition is not satisfied. The Settlement Agreement may be terminated if we fail to consummate the Exchange Offer before 60 days following the commencement date, if we announce or enter into certain kinds of transactions, or in certain other events.

We believe that reducing our outstanding indebtedness is appropriate in light of our ongoing restructuring. We also believe that the Exchange Offer may permit us to reduce our outstanding indebtedness at a discount to its face value, improve our balance sheet, and eliminate litigation which could be costly to defend, all of which may provide us with increased flexibility to explore strategic alternatives, including a merger with or acquisition by another company, further restructuring of the Company and allocation of our resources toward other biopharmaceutical product areas, or the sale of the Company’s assets and liquidation of the Company. We further believe that purchasing the Existing Notes in the Exchange Offer is an effective use of our cash resources at this time.

We have no commitments to consummate any acquisition or other extraordinary transaction (other than the Exchange Offer) at this time, but we are exploring strategic alternatives, as discussed above. Any Existing Notes that the Company accepts for payment will be canceled. We will use funds from cash on hand to consummate the Exchange Offer.

Interests of Directors, Executive and Affiliates of Cell Genesys in the Existing Notes

The following is a list of the directors and executive officers of the Company:

Name	Position
Stephen A. Sherwin, M.D.	Director, Chairman of the Board and Chief Executive Officer

David W. Carter	Director

Nancy M. Crowell	Director

James M. Gower	Director

John T. Potts, Jr., M.D.	Director

Thomas E. Shenk, Ph.D.	Director

Eugene L. Step	Director

Inder M. Verma, Ph.D.	Director

Dennis L. Winger	Director

Sharon E. Tetlow	Senior Vice President and Chief Financial Officer

Robert H. Tidwell	Senior Vice President, Corporate Development

Marc L. Belsky	Vice President, Finance and Chief Accounting Officer

The business address for each of the Company’s directors and executive officers is 400 Oyster Point Boulevard, Suite 525, South San Francisco, CA 94080, and the business telephone number for each is (650) 266-3000.

To the knowledge of the Company:

•	neither the Company, nor any of our executive officers, directors or affiliates, has any beneficial interest in the Existing Notes;

•	the Company will not purchase any Existing Notes from such persons; and

•	during the 60 days preceding the date of this Offer to Exchange, none of the Company or such officers, directors or affiliates have engaged in any transactions in the Existing Notes.

In connection with his or her services to the Company and its affiliates, each of our directors and executive officers is a party to ordinary course stock option, stock unit and/or restricted stock plans or other arrangements involving the Common Stock of the Company. Except as described herein, none of the Company or, to the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Exchange Offer or with respect to any of the Company’s securities, including any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

COMPARISON OF RIGHTS BETWEEN THE NOTES AND THE COMMON STOCK

The following is a description of the material differences between the rights of holders of the Existing Notes and the New Notes (together, the “Notes”) and holders of our Common Stock. This summary may not contain all of the information that is important to you. You should carefully read this entire Offer to Exchange, including the documents incorporated by reference, for a more complete understanding of the differences between being a holder of Notes and a holder of shares of our Common Stock.

Ranking

In any liquidation or bankruptcy of the Company, our Common Stock would rank below all claims against us or holders of any of our indebtedness, including the Existing Notes and the New Notes. Upon a voluntary or involuntary liquidation or bankruptcy of the Company, all holders of the Existing Notes and New Notes would be entitled to receive payment in full of principal and interest with respect to the Notes before any holders of our Common Stock receive any payments or distributions with respect to the Common Stock. Therefore, holders of our Common Stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or bankruptcy of the Company until after our obligations to creditors, including the holders of the Existing Notes and the New Notes, with respect to the Notes, have been satisfied in full. The New Notes will rank equally with the Existing Notes.

Dividends/Distributions

To date, we have neither declared nor paid any cash dividends on shares of our Common Stock and do not anticipate doing so for the foreseeable future.

Holders of the Existing Notes are entitled to receive interest payments at an annual rate of 3.125% of their principal amount.

Listing

Our Common Stock is listed on The NASDAQ Global Market under the symbol “CEGE.”

There is no established public reporting or trading system for the Existing Notes and trading in the Existing Notes has been limited.

Voting Rights

Holders of shares of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Holders of the Notes do not have voting rights with respect to the Notes, except with respect to certain modifications or amendments of the Notes.

Repurchase

Holders of our Common Stock do not have the right to require us to repurchase any shares of our Common Stock.

Holders of the Notes have the right to require us to repurchase outstanding Notes subject to certain conditions.

Conversion

Each Note is convertible at any time, and from time to time, into fully paid and nonassessable shares of our Common Stock. The Existing Notes are convertible at a conversion price of $9.10 per share, subject to adjustment, and the New Notes will be convertible at a conversion price of $0.68 per share, subject to adjustment.

Our Common Stock is not convertible into any other security.

DESCRIPTION OF CAPITAL STOCK

As of the date of this Offer to Exchange, our authorized capital stock consists of 280,000,000 shares. Those shares consist of 275,000,000 shares designated as Common Stock, $0.001 par value, and 5,000,000 shares designated as preferred stock, $0.001 par value. The only equity securities currently outstanding are shares of Common Stock. As of May 21, 2009, there were 91,809,651 shares of Common Stock issued and outstanding.

The following description summarizes the material terms of our capital stock. This summary is, however, subject to the provisions of our certificate of incorporation and any applicable certificate of designations for a series of preferred stock, and by the provisions of applicable law.

Common Stock

Each holder of Common Stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders, except that all holders are entitled to cumulate their votes in the election of directors. Every stockholder voting in the election of directors may cumulate his or her votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by that stockholder, or distribute these votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more candidates than the number of directors to be elected.

Holders of our Common Stock are entitled to receive dividends declared by our Board of Directors out of funds legally available for the payment of dividends, subject to the rights, if any, of preferred stockholders. After the payment of liquidation preferences to holders of any preferred stock, holders of Common Stock are entitled to receive, on a pro rata basis, all our remaining assets available for distribution to stockholders in the event of our liquidation, dissolution or winding up. Holders of Common Stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our Board of Directors has the authority, without stockholder consent, subject to certain limitations imposed by law or our certificate of incorporation, to issue one or more series of preferred stock at any time. The rights, preferences and restrictions of the preferred stock of each such series will be fixed by a certificate of designation relating to each particular series.

Although it has no present intention to do so, our Board of Directors, without stockholder approval, may issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of Common Stock. If we issue preferred stock, it may have the effect of delaying, deferring or preventing a change of control.

Stockholder Rights Plan

In July 1995, our Board of Directors adopted a stockholder rights plan, which we amended in July 2000. Pursuant to the stockholder rights plan, we made a dividend distribution of one preferred share purchase right on each share of our Common Stock outstanding on August 21, 1995 and/or each share of our Common Stock issued after that date. Each right entitles stockholders to buy a fraction of a share of our Series A preferred stock, with economic terms similar to that of one share of Common Stock, at an exercise price of $300.00, subject to adjustment. Each right will become exercisable following the earlier of (a) the tenth day after the announcement that a person or group has acquired 15% or more of our Common Stock or (b) the tenth business day after commencement of a tender or exchange offer by a person or group is announced, the consummation of which would result in ownership by the person or group of 15% or more of our Common Stock.

Following the exercisability of the rights, once an acquiring person has obtained 15% or more of our Common Stock, each right (other than any rights held by the acquiring person itself or its affiliates) will entitle the holder of the right to purchase, for the specified exercise price, a number of shares of our Common Stock having a then current value equal to twice the exercise price. In addition, after the rights become exercisable and after an acquiring person has obtained 15% or more of our Common Stock, if: (1) we merge into another entity; (2) another entity merges into us; or (3) we sell more than 50% of our assets or earning power (as determined by our Board of Directors in good faith), then each right (other than any rights held by the acquiring person or its affiliates) shall entitle the holder of the right to purchase, for the specified exercise price, a number of shares of Common Stock of the person engaging in the transaction with us having a then-current market value equal to twice the exercise price. At any time after an acquiring person obtains 15% or more of our Common Stock and prior to the acquisition by that person of 50% of our outstanding Common Stock, our Board of Directors may elect to exchange the rights (other than any rights held by the acquiring person or its affiliates), in whole or in part, for shares of our Common Stock at an exchange ratio of one share per right, subject to adjustment. We are entitled to redeem the rights at a price of $.001 per right (in cash or Common Stock), subject to adjustment, at any time before the earlier of: (i) the fifth day following the day that a person or group announces an acquisition of 15% or more of our Common Stock; or (ii) the final expiration date of the rights. The exercise price, the number of rights and the number of shares issuable upon exercise of the rights are subject to anti-dilution adjustments as described in the stockholder rights plan. Certain of these terms may be modified at the discretion of our Board of Directors, as described in the stockholder rights plan. Unless earlier exercised, exchanged or redeemed, the rights expire on July 27, 2010.

Potential Anti-takeover Effects

The stockholder rights plan and some provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire control of the Company. This could limit the price that certain investors might be willing to pay in the future for shares of our Common Stock.

Our certificate of incorporation and bylaws allow us to:

•	issue preferred stock without any vote or further action by our stockholders;

•	eliminate the right of stockholders to act by written consent without a meeting;

•	specify procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings; and

•	have cumulative voting in the election of directors.

We are subject to provisions of Delaware law that could also delay or make more difficult a merger, tender offer or proxy contest involving the Company. In particular, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any business combination with any stockholder for a period of three years unless the transaction meets certain conditions.

The stockholder rights plan, the possible issuance of preferred stock, the procedures required for director nominations and stockholder proposals and Delaware law could have the effect of delaying, deferring or preventing a change in control of the Company, including without limitation discouraging a proxy contest or making more difficult the acquisition of a substantial block of our Common Stock.

Warrants

2008 Registered Direct Offering Warrant. We issued a warrant (the “Old Warrant”) in a registered direct offering on May 16, 2008 to purchase 8,530,806 shares of our Common Stock at a price of $10 per share. This warrant became exercisable beginning November 14, 2008 and is exercisable for a period of seven years thereafter. On May 17, 2009, we entered into a warrant exchange agreement with the holder of the Old Warrant (the “Warrantholder”). Under the terms of the Old Warrant, in connection with the occurrence of certain “Fundamental Transactions” (as defined in the Old Warrant) involving us, including certain types of merger and acquisition transactions, the Warrantholder may be entitled to, at the Warrantholder’s election, to receive a cash payment equal to a certain Black-Scholes Value (as defined in the Old Warrant) of the remaining unexercised portion of such warrant. The Black-Scholes Value is subject to significant fluctuation in the market price of our Common Stock, depending on volatility in the market price of our Common Stock and other factors. Because of the unpredictability of the of the Black-Scholes Value and because the high potential cash settlement cost of the Old Warrant would potentially impede pursuing strategic alternatives that could constitute a Fundamental Transaction, but may be in our best interest, we entered into the warrant exchange agreement to facilitate the pursuit of such strategic alternatives and to potentially reduce the cash payment that could be required in the event we were to enter into and consummate a Fundamental Transaction. Pursuant to the warrant exchange agreement, the Old Warrant was extinguished in exchange for 4,000,000 shares of our freely tradable Common Stock and a new warrant to purchase 4,265,203 shares of our Common Stock on substantially the same terms as the Old Warrant (the “New Warrant”). In the event that during the 120 days after May 17, 2009 we publicly announce that we have entered into a definitive agreement relating to a Fundamental Transaction, which includes, among other things, certain merger and acquisition transactions, with another company, then we shall be obligated to purchase from the Warrantholder for a purchase price of $2,000,000, payable in cash of up $1,500,000, with the remainder payable in shares of Common Stock if certain conditions are met. The Warrantholder also has a right during the next 120 days to exchange the New Warrant for freely tradable shares of our Common Stock equal to (i) $2,000,000, divided by (ii) the market price of our Common Stock defined as the arithmetic average of the volume weighted average price for our Common Stock on each of the five trading days ending on the date immediately preceding the put notice date, but in no event greater than (a) the volume weighted average price of our Common Stock on the day immediately preceding the put notice date or (b) $0.50 per share.

2007 Registered Direct Offering Warrants. We issued warrants in a registered direct offering on April 11, 2007 to purchase 2,162,162 shares of our Common Stock at a price of $7.18 per share. These warrants became exercisable beginning October 12, 2007 and are exercisable for a period of four and a half years thereafter.

2007 CEFF Warrant. We issued a warrant to Kingsbridge Capital Limited on February 5, 2007 to purchase 421,918 shares of our Common Stock at a price of $4.68 per share. This warrant became exercisable beginning August 5, 2007 and is exercisable for a period of five years thereafter. Under the terms of the warrant, as subsequently amended and currently in force and effect, the warrant may not be exercised to the extent that such exercise would cause the warrant holder to beneficially own (or be deemed to beneficially own) a number of shares of our Common Stock which would exceed 19.9% of our then outstanding shares of Common Stock following such exercise.

2006 CEFF Warrant. We previously issued a warrant to Kingsbridge Capital Limited on March 14, 2006 to purchase 375,000 shares of Common Stock at a price of $9.12 per share. This warrant became exercisable beginning September 14, 2006 and is exercisable for a period of five years thereafter.

Other Outstanding Warrants. There are no other warrants outstanding, except for the warrants proposed to be issued herein.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Computershare Trust Company. Their address is P.O. Box 43023, Providence, Rhode Island 02940-3023, and their telephone number is (781) 575-2879.

DESCRIPTION OF THE NOTES

We issued the Existing Notes pursuant to an indenture, dated as of October 20, 2004, between us and U.S. Bank National Association, as trustee (the “Existing Indenture”). We will issue New Notes pursuant to a new indenture to be entered into immediately prior to the settlement of the Exchange Offer (the “New Indenture”).

The terms of the New Notes will be substantially similar to the Existing Notes. The only significant differences between the Existing Notes and the New Notes are their maturity dates, the conversion price, adjustments to the additional shares issuable upon certain changes of control and the addition of cash payments upon certain changes of control. While the Existing Notes will mature on November 1, 2011, the New Notes will have a maturity date of May 1, 2013. The Existing Notes are convertible at a conversion price of $9.10 per share, subject to adjustment, and the New Notes will be convertible at a conversion price of $0.68 per share, subject to adjustment. Each Note is convertible at any time, and from time to time, into fully paid and nonassessable shares of our Common Stock.

The following description of the Existing Notes and any other descriptions of the Existing Notes contained in this Offer to Exchange are qualified in their entirety by reference to the Existing Indenture, filed as an exhibit to the Company’s Registration Statement on Form S-3 (Reg. No. 333-121732), which was filed with the SEC on December 29, 2004. The following description of the New Notes and any other descriptions of the New Notes contained in this Offer to Exchange are qualified in their entirety by reference to the New Indenture, a form of which is filed as an exhibit to the Company’s Form T-3 filed with the SEC on May 22, 2009.

Existing Notes

The Existing Notes were issued pursuant to the Existing Indenture. The terms of the Existing Notes are as stated in the Existing Indenture and as made a part of the Existing Indenture by reference to the Trust Indenture Act of 1939. The Existing Notes are subject to all such terms and the holders are referred to the Existing Indenture and the Trust Indenture Act of 1939 for additional information. Copies of the Existing Indenture are available from the Exchange Agent at the address and telephone number set forth on the back cover of this Offer to Exchange.

In October 2004, we entered into a purchase agreement with initial purchasers relating to the private placement of $110 million aggregate principal amount of the Existing Notes. We granted the initial purchasers a 30-day option to purchase up to an additional $35 million principal amount of the Existing Notes, which the purchasers elected to exercise in full in November 2004. We received approximately $139.9 million in net proceeds, after deducting the initial purchasers’ discount and estimated offering expenses. The Existing Notes are due on November 1, 2011 and bear interest at a rate of 3.125% per annum, payable on May 1 and November 1 of each year until the Existing Notes are repaid, converted, redeemed or repurchased.

The Existing Notes are our general, unsecured obligations and rank equally in right of payment with all future unsecured, unsubordinated indebtedness and senior in right of payment to any future subordinated indebtedness that we may incur. The Existing Notes are effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the related security, and structurally subordinated to any liabilities and other indebtedness of our subsidiaries.

        If on or after November 1, 2009, the public trading price of our Common Stock has exceeded 150% of the conversion price of the Existing Notes then in effect for at least 20 trading days in any period of 30 consecutive trading days, we may redeem some or all of the Existing Notes at a redemption price equal to 100% of the principal amount of the Existing Notes, plus accrued and unpaid interest up to, but excluding, the redemption date. Subject to certain exceptions, Holders may require us to repurchase some or all of their Existing Notes if a “Fundamental Change” (as defined in the Existing Indenture) occurs, at a repurchase price equal to 100% of the principal amount of the Existing Notes, plus accrued and unpaid interest up to, but excluding, the repurchase date. The Existing Notes are convertible into our Common Stock, initially at the conversion price of $9.10 per share, equal to a conversion rate of 109.8901 shares per $1,000 principal amount of Existing Notes, subject to adjustments for stock dividends, stock splits, and other similar events.

We filed a shelf registration statement with the SEC covering the resale of the Existing Notes and the Common Stock issuable upon conversion of the Existing Notes. The registration statement was declared effective on January 26, 2005. On May 30, 2008, after the expiration of our contractual obligation to maintain the effectiveness of the registration statement, we terminated the registration statement with respect to all Existing Notes and the Common Stock issuable upon conversion of the unsold Existing Notes not sold pursuant to the registration statement prior to termination.

In October 2008, we repurchased an aggregate of $26.3 million face value of the Existing Notes, at an overall discount of approximately 60 percent from face value in a series of privately negotiated transactions with institutional holders of the notes, for aggregate consideration of $10.5 million in cash, plus accrued and unpaid interest. In November 2008, we commenced a tender offer in which we offered to purchase up to $80 million aggregate principal amount of our outstanding Notes at a price not greater than $400 nor less than $340 per $1,000 principal amount, plus accrued and unpaid interest. In December 2008, as a result of the tender offer, we repurchased an aggregate of $47.8 million face value of the Existing Notes, at an overall discount of 60 percent from face value, for aggregate consideration of approximately $19.1 million in cash, plus accrued and unpaid interest. As of December 31, 2008, there was $70.9 million aggregate principal amount of Existing Notes outstanding, and $1.0 million of unamortized debt issuance costs remaining to be amortized as interest expense.

In January 2009, we repurchased an aggregate of $2.6 million face value of the Existing Notes, at an overall discount of approximately 60 percent from face value in a series of privately negotiated transactions with institutional holders of the Existing Notes, for aggregate consideration of $1.0 million in cash, plus accrued and unpaid interest. As a result of the retirement of the repurchased Existing Notes, $68.3 million aggregate principal amount remained outstanding as of March 31, 2009.

The terms and conditions governing the Existing Notes, including the covenants and other protective provisions contained in the Existing Indenture governing the Existing Notes, will remain unchanged by the Exchange Offer. No amendment to the Existing Indenture is being sought in connection with the Exchange Offer.

New Notes

The New Notes will be issued pursuant to the New Indenture. The terms of the New Notes are substantially identical to the Existing Notes, except for (i) the final maturity of the New Notes will be May 1, 2013, (ii) the conversion price will be $0.68 per share such that the New Notes shall initially be convertible into 1,470.5882 Shares per $1,000 principal amount of the New Notes, subject to adjustments as described in the New Indenture, (iii) interest on the New Notes will begin to accrue on the settlement date of the Exchange Offer, and (iv) the New Notes will not be registered under the Securities Act and will be free of covenants regarding registration rights but will be freely tradeable by any person who is not our affiliate (as defined in the Securities Act).

The terms of the New Notes include those provided in the New Indenture and the New Notes. The following description is only a summary of the material provisions of the New Indenture and the New Notes. We urge you to read these documents in their entirety because they, and not this description, will define your rights as holders of these New Notes. A form of the New Indenture is filed as an exhibit to our Form T-3 filed with the SEC on May 22, 2009. You may request copies of these documents at our address set forth below under the caption “Where to Find Additional Information.”

The New Notes are:

•	limited to $21,175,000 in principal amount, assuming that all of the Existing Notes are exchanged pursuant to the Exchange Offer;

•

our general, unsecured obligations, ranking equally with all of our existing and future unsubordinated, unsecured indebtedness and senior in right of payment to any subordinated indebtedness, but the New Notes are effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the related security, and structurally subordinated to all existing and future liabilities and other indebtedness of our subsidiaries. As of May 10, 2009, our aggregate amount of liabilities and other indebtedness (including the Existing Notes) was approximately $68.3 million, excluding accounts payable and accrued liabilities;

•

convertible into our Common Stock at an initial conversion price of $0.68 per share, subject to adjustment as described below under “—Conversion Rights,” including an adjustment to increase the number of shares issuable if you convert your New Notes under certain circumstances in connection with a change of control transaction;

•

subject to repurchase by us at your option if a fundamental change occurs, at a repurchase price equal to 100% of the principal amount of the New Notes, plus accrued and unpaid interest (and additional amounts, if any) to, but not including, the repurchase date;

•

subject to redemption for cash by us at any time on or after May 1, 2011, in whole or in part, at a redemption price equal to 100% of the principal amount of the New Notes if the closing price of our Common Stock has exceeded 150% of the conversion price then in effect for at least 20 trading days in any period of 30 consecutive trading days ending on the trading day prior to the mailing of the notice of redemption; and

•	due on May 1, 2013, unless earlier converted, redeemed by us at our option, or repurchased by us at your option.

The New Indenture does not contain any financial covenants and does not restrict us or our subsidiaries from paying dividends, incurring additional debt or issuing or repurchasing our other securities. In addition, the New Indenture does not protect you in the event of a highly leveraged transaction or a fundamental change of the Company except to the extent described below under “—Conversion Rights” and “—Repurchase at Option of Holders Upon a Fundamental Change.”

No sinking fund is provided for the New Notes. The New Notes are not subject to defeasance. The New Notes are issued only in registered form in denominations of $1,000 and any integral multiple of $1,000 above that amount. No service charge will be made for any registration of transfer or exchange of New Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

You may present definitive New Notes for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York City. For information regarding conversion, registration of transfer and exchange of global notes, see the subsection entitled “—Form, Denomination and Registration.”

Interest

The New Notes bear interest at the rate of 3.125% per year. We will pay interest semiannually on May 1st and November 1st of each year, beginning November 1, 2009, to the holders of record at the close of business on the preceding April 15 and October 15, respectively. There are two exceptions to the preceding sentence:

•	in general, we will not pay accrued and unpaid interest on any New Note that is converted into our Common Stock.

•

we will pay interest to a person other than the holder of record on the relevant record date if we redeem, or holders elect to require us to repurchase, the New Notes on a date that is after the record date and on or prior to the corresponding interest payment date. In this instance, we will pay accrued and unpaid interest on the New Notes being redeemed or repurchased to, but excluding, the redemption or repurchase date, as the case may be, to the same person to whom we will pay the principal of those New Notes.

We will pay the principal of, interest on, and any additional amounts due in respect of global notes to DTC in immediately available funds.

In the event definitive New Notes are issued, we will pay interest and any additional amount due on:

•	definitive New Notes having an aggregate principal amount of $2,000,000 or less by check mailed to the holders of those New Notes;

•	definitive New Notes having an aggregate principal amount of more than $2,000,000 by wire transfer in immediately available funds if requested by the holders of those New Notes; and

•

at maturity, we will pay the principal of and interest on the definitive New Notes at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment date falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day. The term “business day” means, with respect to any New Notes, any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

Conversion Rights

General

You may convert any outstanding New Notes (or portions of outstanding New Notes) into our Common Stock at the conversion price of $0.68 per share, equal to a conversion rate of 1,470.5882 shares per $1,000 principal amount of New Notes. The conversion price will be subject, however, to adjustment as described below under “—Conversion Price Adjustments.” We will not issue fractional shares of Common Stock upon conversion of New Notes. Instead, we will pay cash to you in an amount equal to the market value of that fractional share based upon the closing sale price of our Common Stock on the trading day immediately preceding the conversion date. You may convert your New Notes only in denominations of $1,000 and integral multiples of $1,000.

You may exercise conversion rights at any time prior to the close of business on the business day prior to the final maturity date of the New Notes. However, if you are a holder of New Notes that have been called for redemption, you must exercise your conversion rights prior to the close of business on the second business day preceding the redemption date, unless we default in payment of the redemption price. In addition, if you have exercised your right to require us to repurchase your New Notes because a fundamental change has occurred, you may convert your New Notes into our shares of Common Stock only if you withdraw your notice and convert your New Notes prior to the close of business on the business day immediately preceding the fundamental change repurchase date.

Conversion Procedures

Except as provided below, if you convert your New Notes into our Common Stock on any day other than an interest payment date, you will not receive any interest that has accrued on these New Notes since the prior interest payment date. By delivering to the holder the number of shares issuable upon conversion, determined by dividing the principal amount of the New Notes being converted by the conversion price, together with a cash payment, if any, in lieu of fractional shares, we will satisfy our obligation with respect to the converted New Notes. That is, accrued and unpaid interest will be deemed to be paid in full rather than canceled, extinguished or forfeited.

Holders of New Notes at the close of business on a record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such New Notes at any time after the close of business on the applicable record date. However, New Notes surrendered for conversion by a holder during the period from the close of business on the record date to the opening of business on the corresponding interest payment date must be accompanied by payment of an amount equal to the interest that has accrued and will be paid on the New Notes being converted. The preceding sentence does not apply, however, to a holder that converts, after a record date for an interest payment date but prior to the corresponding interest payment date, New Notes that we have called for redemption with a redemption date that is on or prior to the third business day after such interest payment date. If we call your New Notes for redemption on a date that is after a record date for an interest payment date but on or prior to the third business day after the corresponding interest payment date, and prior to the interest payment date you choose to convert your New Notes, you will receive on the date that has been fixed for redemption the amount of interest you would have received if you had not converted your New Notes, unless interest has otherwise been paid on your New Notes on the interest payment date.

You will not be required to pay any transfer taxes or duties relating to the issuance or delivery of our Common Stock if you exercise your conversion rights, but you will be required to pay any transfer tax or duties which may be payable relating to any transfer involved in the issuance or delivery of the Common Stock in a name other than yours. Certificates representing shares of Common Stock will be issued or delivered only after all applicable transfer taxes and duties, if any, payable by you have been paid.

To convert interests in a global New Note, you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program.

To convert a definitive New Note, you will be required to:

•	complete the conversion notice on the back of the New Notes (or a facsimile of it);

•	deliver the completed conversion notice and the New Notes to be converted to the specified office of the conversion agent;

•	pay all funds required, if any, relating to interest on the New Notes to be converted to which you are not entitled, as described in the second preceding paragraph; and

•	pay all transfer taxes or duties, if any, as described in the preceding paragraph.

The conversion date will be the date on which all of the foregoing requirements have been satisfied. The New Notes will be deemed to have been converted immediately prior to the close of business on the conversion date. We will deliver, or cause to be delivered, to you a certificate for the number of shares of Common Stock into which the New Notes are converted (and cash in lieu of any fractional shares) as soon as practicable on or after the conversion date.

Conversion Price Adjustments

We will adjust the initial conversion price for certain events, including:

1.	issuances of our Common Stock as a dividend or distribution on our Common Stock;

2.	certain subdivisions, combinations or reclassifications of our Common Stock;

3.	issuances to all or substantially all holders of our Common Stock of certain rights or warrants to purchase, for a period of up to 45 days, our Common Stock (or securities convertible into our Common Stock) at less than (or having a conversion price per share less than) the then-current market price of our Common Stock, provided that the conversion price will be readjusted to the extent that any of the rights or warrants are not exercised prior to their expiration;

4.	distributions to all or substantially all holders of our Common Stock of shares of our capital stock (other than our Common Stock), evidences of our indebtedness or assets (including securities, but excluding:

•	the rights and warrants referred to in paragraph (3) above;

•

any dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the fourth succeeding paragraph below;

•	any dividends or distributions paid exclusively in cash; or

•	Common Stock distributions referred to in paragraph (1) above);

5.	dividends or other distributions consisting exclusively of cash to all or substantially all holders of our Common Stock (other than dividends or distributions made in connection with our liquidation, dissolution or winding-up) in which event the initial conversion price will be reduced by dividing the initial conversion price by a fraction:

•	the numerator of which will be the current market price per share of our Common Stock; and

•	the denominator of which will be (a) the current market price per share of our Common Stock minus (b) the amount per share of such dividend or distribution; and

6.	purchases of our Common Stock pursuant to a tender offer or exchange offer made by us or any of our subsidiaries to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the closing sale price per share of our Common Stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

We will not make any adjustment if holders may participate in the transaction or in certain other cases. In cases where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities, applicable to one share of Common Stock, distributed to stockholders:

•	equals or exceeds the average closing price of the Common Stock over the ten consecutive trading day period ending on the record date for such distribution, or

•	such average closing price exceeds the fair market value of such assets, debt securities or rights, warrants or options so distributed by less than $1.00,

rather than being entitled to an adjustment in the conversion price, the holder of a New Notes will be entitled to receive upon conversion, in addition to the shares of Common Stock, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that such holder would have received if such holder had converted such New Notes immediately prior to the record date for determining the stockholders entitled to receive the distribution.

Except as stated above, we will not adjust the conversion price for the issuance of our Common Stock or any securities convertible into or exchangeable for our Common Stock or carrying the right to purchase any of the foregoing.

In the event that we distribute shares of capital stock of a subsidiary of ours pursuant to paragraph (4) above, the conversion price will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our Common Stock, in each case over a measurement period following the distribution.

If we:

•	reclassify or change our Common Stock (other than changes resulting from a subdivision or combination);

•	consolidate or combine with or merge into any person or sell or convey to another person all or substantially all of our property and assets,

and the holders of our Common Stock receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their Common Stock, all outstanding New Notes will, without the consent of any holders of New Notes, become convertible only into the consideration the holders of New Notes would have received if they had converted their New Notes immediately prior to such reclassification, change, consolidation, combination, merger, sale or conveyance, except in the limited case of a public acquirer change of control where we elect to have the New Notes convertible into public acquirer Common Stock. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

If a taxable distribution to holders of our Common Stock or other transaction occurs which results in any adjustment of the conversion price (including an adjustment at our option), you may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our Common Stock. See the section entitled “Certain United States Federal Income Tax Considerations” for more information.

We may from time to time, to the extent permitted by law, reduce the conversion price of the New Notes by any amount for any period of at least 20 days. In that case, we will give at least 15 days’ notice of such decrease. We may make such reductions in the conversion price, in addition to those set forth above, as our Board of Directors deems advisable to avoid or diminish any income tax to holders of our Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

The foregoing notwithstanding, we may not reduce the conversion price pursuant to the provisions described above to below $0.59, subject to the adjustments described above. Furthermore, we may not reduce the conversion price, without seeking and obtaining the consent of the holders of our Common Stock, if such consent is required pursuant to the rules of The NASDAQ Global Market or any exchange or market on which our Common Stock is then listed or traded. If the consent of the holders of our Common Stock would be required under the circumstances described in the foregoing sentence, then we shall not be required to effect such increase or make such payment only to the extent that it would require approval of the holders of Common Stock, and we shall instead be required to either (i) obtain such consent of the holders of our Common Stock or (ii) make alternative arrangements that do not require such consent of the holders of our Common Stock and that would have an equivalent economic value as the number of shares that would have been issuable upon conversion of the New Notes or portion of the payment that would have been made under such circumstances, subject to such arrangements being reasonably satisfactory to holders of a majority in aggregate principal amount of the New Notes at the time outstanding. If we adjust the conversion price pursuant to the above provisions, we will issue a press release through Dow Jones & Company, Inc. containing the relevant information and make this information available on our web site or through another public medium as we may use at that time.

Adjustment to Conversion Price Upon Certain Changes of Control

If and only to the extent you elect to convert your New Notes in connection with a transaction described under clause (1) or (3) under the definition of a fundamental change as described below under “—Repurchase at Option of Holders upon a Fundamental Change” (or in connection with a transaction that would have been a change of control under such clause (1) or (3) but for the existence of the 110% trading price exception (as defined below)) pursuant to which 10% or more of the consideration for our Common Stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in such fundamental change transaction consists of cash or securities (or other property) that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange, which we refer to as a “non-stock change of control,” we will increase the number of shares issuable upon conversion. The number of additional shares issuable upon conversion (the “additional shares”) will be determined by reference to the table below, based on the date on which the non-stock change of control becomes effective (the “effective date”) and the price (the “stock price”) paid per share for our Common Stock in such non-stock change of control. If holders of our Common Stock receive only cash in such transaction, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our Common Stock on the five trading days prior to but not including the effective date of such change of control transaction.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion price of the New Notes is adjusted, as described above under “—Conversion Price Adjustments.” The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the denominator of which is the conversion price immediately prior to the adjustment giving rise to the stock price adjustment and the numerator of which is the conversion price as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion price as set forth under “—Conversion Price Adjustments.”

The following table sets forth the number of additional shares issuable per $1,000 principal amount of New Notes:

STOCK PRICE	0.59	0.69	0.80	0.90	1.01	1.12	1.22	1.33	1.44	1.54	1.65	1.76

Effective Date

May 1, 2009	237.19	168.68	126.01	97.51	77.50	62.90	51.81	43.61	37.06	31.66	27.35	0
May 1, 2010	171.00	122.99	92.52	71.94	57.37	41.34	34.14	28.79	24.50	20.96	18.12	0
May 1, 2011	109.75	79.77	60.42	47.19	37.76	20.38	16.87	14.25	12.15	10.41	9.00	0
May 1, 2012	52.90	38.83	29.60	23.22	18.64	0	0	0	0	0	0	0
May 1, 2013	0	0	0	0	0	0	0	0	0	0	0	0

The stock prices and additional share amounts set forth above are based upon a Common Stock price of $0.54 at May 11, 2009 and an initial conversion price of $0.68.

The exact stock price and effective dates may not be set forth on the table; in which case, if the stock price is:

•

between two stock price amounts on the table or the effective date is between two dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 360-day year;

•	in excess of $1.76 per share (subject to adjustment), no additional shares will be issued upon conversion;

•	less than $0.59 per share (subject to adjustment), no additional shares will be issued upon conversion.

Notwithstanding the foregoing, in no event will the total number of shares of Common Stock issuable upon conversion exceed 1,707.78 per $1,000 principal amount of New Notes, subject to adjustments in the same manner as the conversion price as set forth under “—Conversion Price Adjustments.”

If a holder elects to convert a New Note in connection with a non-stock change of control, we will pay to the holders of New Notes so converted cash with respect to the New Notes so converted in an amount determined in accordance with the following table per $1,000 principal amount of the Securities so converted (the “make-whole interest payment”):

Effective Date	Cash Payment per $1,000 Principal Amount of the New Notes Converted
May 1, 2009	$51.03
May 1, 2010	$27.92
May 1, 2011	$13.83
May 1, 2012	$5.24
May 1, 2013	0

If the date of conversion in connection with a non-stock change of control does not occur on one of the effective dates set forth on the table above, the amount of the make-whole interest payment shall be determined by straight line interpolation between the two effective dates on which such conversion occurs. No make-whole interest payment shall be payable for such a conversion in connection with a non-stock change of control with an effective date that is after May 1, 2012.

Conversion After a Public Acquirer Change of Control

Notwithstanding the foregoing, in the case of a non-stock change of control constituting a public acquirer change of control (as defined below), we may, in lieu of issuing additional shares upon conversion as described in “—Adjustment to Conversion Price Upon Certain Changes of Control” above, elect to adjust the conversion price and the related conversion obligation such that from and after the effective date of such public acquirer change of control, holders of the New Notes will be entitled to convert their New Notes (subject to the satisfaction of certain conditions) into a number of shares of public acquirer Common Stock (as defined below) by adjusting the conversion price in effect immediately before the public acquirer change of control by a fraction:

•

the numerator of which will be the average of the last reported sale prices of the public acquirer Common Stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control, and

•

the denominator of which will be (i) in the case of a share exchange, consolidation, merger or binding share exchange, pursuant to which our Common Stock is converted into cash, securities or other property, the average value of all cash and any other consideration (as determined by our Board of Directors) paid or payable per share of Common Stock or (ii) in the case of any other public acquirer change of control, the average of the last reported sale prices of our Common Stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control.

A “public acquirer change of control” means a non-stock change of control in which the acquirer has a class of common stock traded on a U.S. national securities exchange or which will be so traded when issued or exchanged in connection with such change of control (the “public acquirer common stock”). If an acquirer does not itself have a class of common stock satisfying the foregoing requirement, it will be deemed to have “public acquirer common stock” if a corporation that directly or indirectly owns at least a majority of the acquirer has a class of common stock satisfying the foregoing requirement; in such case, all references to public acquirer common stock shall refer to such class of common stock. Majority owned for these purposes means having “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of the respective entity’s capital stock that are entitled to vote generally in the election of directors.

Upon a public acquirer change of control, if we so elect, holders may convert their New Notes (subject to the satisfaction of the conditions to conversion described under “—Conversion Procedures” above) at the adjusted conversion price described in the second preceding paragraph but will not be entitled to receive additional shares upon conversion as described under “—Adjustment to Conversion Price Upon Certain Changes of Control.” We are required to notify holders of our election in our notice to holders of such transaction. In addition, upon a public acquirer change of control, in lieu of converting New Notes, the holder can, subject to certain conditions, require us to repurchase all or a portion of its New Notes as described below.

Provisional Redemption

At any time on or after May 1, 2011, we may redeem the New Notes in whole or in part for cash at a redemption price equal to 100% of the principal amount of the New Notes if the closing price of our Common Stock has exceeded 150% of the conversion price then in effect for at least 20 trading days in any period of 30 consecutive trading days ending on the trading day prior to the mailing of the notice of redemption.

In addition, we will pay interest on the New Notes being redeemed, including those New Notes which are converted into our Common Stock, after the date the notice of the redemption is mailed and prior to the third business day after the optional redemption date in accordance with the provisions of the New Indenture. This interest will include interest accrued and unpaid to, but excluding, the optional redemption date. In this instance, we will pay accrued and unpaid interest on the New Notes being redeemed to, but excluding, the optional redemption date to the same person to whom we will pay the principal of these New Notes.

If we do not redeem all of the New Notes, the trustee will select the New Notes to be redeemed in principal amounts of $1,000 or integral multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If any New Notes are to be redeemed in part only, we will issue New Notes in principal amount equal to the unredeemed principal portion thereof. If a portion of your New Notes is selected for partial redemption and you convert a portion of your New Notes, the converted portion will be deemed to be taken from the portion selected for redemption.

Additionally, we will not be required to:

•	issue, register the transfer of, or exchange any New Notes during the period of 15 days before the redemption date, or

•	register the transfer of or exchange any New Notes so selected for redemption, in whole or in part, except the unredeemed portion of any New Notes being redeemed in part.

Repurchase at Option of Holders Upon a Fundamental Change

Repurchase Upon a Fundamental Change

If a fundamental change (as defined below) occurs at any time prior to the maturity of the New Notes, you will have the right to require us to repurchase for cash all or part of your New Notes for which you have properly delivered and not withdrawn a written repurchase notice. Notes submitted for repurchase must be in principal amount of $1,000 or integral multiples thereof. The repurchase price will be equal to 100% of the principal amount of the New Notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date.

A “fundamental change” will be deemed to have occurred at such time when any of the following has occurred:

1.	the acquisition by any person (as defined below), directly or indirectly, through a purchase, merger or other acquisition transaction, or series of purchases, mergers or other acquisition transactions, of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

2.	the first day on which a majority of the members of our Board of Directors does not consist of continuing directors; or

3.	the consolidation or merger of us with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

a.	any transaction:

•	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

•

pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such transaction; or

b.	any merger primarily for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

4.	the termination of trading of our Common Stock, which shall be deemed to have occurred if our Common Stock or other common stock into which the New Notes are convertible is neither listed for trading on a United States national securities exchange nor approved for listing on NASDAQ or any similar United States system of automated dissemination of quotations of securities prices or traded in over-the-counter securities markets, and no American Depositary Shares or similar instruments for such common stock are so listed or approved for listing in the United States.

However, a fundamental change will be deemed not to have occurred if:

•	the closing sale price per share of our Common Stock for any five trading days within:

•

the period of 10 consecutive trading days ending immediately after the later of the fundamental change or the public announcement of the fundamental change, in the case of a fundamental change under clauses (1) or (2) above; or

•	the period of 10 consecutive trading days ending immediately before the fundamental change, in the case of a fundamental change under clause (3) or (4) above,

•	equals or exceeds 110% of the conversion price of the New Notes in effect on each such trading day (the “110% trading price exception”); or

•

90% or more of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) which otherwise would constitute a fundamental change under clause (1) or (3) above consists of shares of common stock, depositary receipts or other certificates representing common equity interests traded or to be traded immediately following such transaction on a national securities exchange and, as a result of the transaction or transactions, the New Notes become convertible solely into such common stock, depositary receipts or other certificates representing common equity interests (and any rights attached thereto).

Beneficial ownership shall be determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act (except that a person shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition). The term “person” includes any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) under the Exchange Act.

“Continuing directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

•	was a member of the Board of Directors on the date of the New Indenture; or

•

was nominated for election, appointed or elected to the Board of Directors with the approval of a majority of the continuing directors who were members of the board at the time of new director’s nomination, appointment or election, either by a specific vote or by approval of the proxy statement issued by us on behalf of our entire Board of Directors in which such individual is named as a nominee for director.

The definition of “fundamental change” includes a phrase relating to the conveyance, transfer, sale, transfer, lease or disposition of “all or substantially all” of our properties and assets. There is no precise, established definition of the phrase “substantially all” under applicable law. In interpreting this phrase, courts, among other things, make a subjective determination as to the portion of assets conveyed, considering many factors, including the value of assets conveyed, the proportion of an entity’s income derived from the assets conveyed and the significance of those assets to the ongoing business of the entity. To the extent the meaning of such phrase is uncertain, uncertainty will exist as to whether or not a fundamental change may have occurred and, accordingly, as to whether or not the holders of New Notes will have the right to require us to repurchase their New Notes.

Repurchase Right Procedures

Within 30 days after the occurrence of a fundamental change, we will be required to give notice to all holders of the occurrence of the fundamental change and of their resulting repurchase right. The repurchase date will be between 30 and 60 days after the date we give that notice. The notice will be delivered to the holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law, stating, among other things, the procedures that holders must follow to require us to repurchase their New Notes as described below.

If holders have the right to cause us to repurchase their New Notes as described above, we will issue a press release through Dow Jones & Company, Inc. containing the relevant information and make this information available on our web site or through another public medium as we may use at that time.

To elect to require us to repurchase New Notes, each holder must deliver the repurchase notice so that it is received by the paying agent no later than the close of business on the second business day immediately prior to the repurchase date, unless we specify a later date. Your repurchase notice must state certain information, including:

•	the certificate numbers of your New Notes, if certificated, to be delivered for repurchase, or if not certificated, your notice must comply with appropriate procedures of the depositary;

•	the portion of the principal amount of New Notes to be repurchased, which must be $1,000 or an integral multiple of $1,000; and

•	that the New Notes are to be repurchased by us pursuant to the applicable provision of the New Indenture.

You may withdraw any repurchase notice, in whole or part, by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal must state certain information, including:

•	the principal amount of New Notes being withdrawn;

•	the certificate numbers of the New Notes, if certificated, being withdrawn, or if not certificated, your notice must comply with appropriate procedures of the depositary; and

•	the principal amount, if any, of the New Notes that remain subject to the repurchase notice.

The Exchange Act requires the dissemination of certain information to security holders and that an issuer follow certain procedures if an issuer tender offer occurs, which requirements may apply if the repurchase right summarized above becomes available to holders of the New Notes. In connection with any offer to require us to repurchase New Notes as summarized above we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable;

•	file a Schedule TO or any other required schedule or form under the Exchange Act; and

•	comply with all other federal and state securities laws in connection with any offer by us to repurchase the New Notes.

Our obligation to pay the repurchase price for New Notes for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the New Notes, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the repurchase price for the New Notes to be paid promptly following the later of the repurchase date or the time of delivery of the New Notes, together with such endorsements.

If the paying agent holds money sufficient to pay the repurchase price of the New Notes for which a repurchase notice has been given on the business day following the repurchase date in accordance with the terms of the New Indenture, then, immediately after the repurchase date, the New Notes will cease to be outstanding and interest on the New Notes will cease to accrue, whether or not the New Notes are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the New Notes.

We may, to the extent permitted by applicable law and the agreements governing any of our other indebtedness at the time outstanding, at any time purchase the New Notes in the open market or by tender at any price or by private agreement. Any New Notes so purchased by us shall be surrendered to the trustee for cancellation. Any New Notes surrendered to the trustee for cancellation may not be reissued or resold and will be canceled promptly.

Limitations on Repurchase Rights

The repurchase rights described above may not necessarily protect holders of the New Notes if a highly leveraged or another transaction involving us occurs that may adversely affect holders.

Our ability to repurchase New Notes upon the occurrence of a fundamental change is subject to important limitations. The occurrence of a fundamental change could cause an event of default under, or be prohibited or limited by, the terms of our future indebtedness. Further, we cannot assure you that, in that event, we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the New Notes that might be delivered by holders of New Notes seeking to exercise the repurchase right. Any failure by us to repurchase the New Notes when required following a fundamental change would result in an event of default under the New Indenture. Any such default may, in turn, cause a default under our other indebtedness that may be outstanding at that time. In addition, our ability to repurchase New Notes may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and other provisions in agreements that may govern our other indebtedness outstanding at the time.

The fundamental change repurchase provision of the New Notes may, in certain circumstances, make more difficult or discourage a takeover of our company. The fundamental change repurchase feature, however, is not the result of our knowledge of any specific effort by others to accumulate shares of our Common Stock or to obtain control of us by means of a merger, tender offer solicitation or otherwise or by management to adopt a series of antitakeover provisions. Instead, the fundamental change repurchase feature is a standard term contained in convertible securities similar to the New Notes.

Consolidation, Merger, Etc.

We may, without the consent of the holders of any of the New Notes, consolidate with or merge into any other person or convey, transfer, sell, lease or otherwise dispose of all or substantially all of our properties and assets to another person as long as, among other things:

•	the resulting, surviving or transferee person is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	that person assumes all of our obligations under the New Indenture and the New Notes; and

•	at the time of such transaction, no event of default and no event which, after notice or lapse of time, would become an event of default under the New Indenture, shall have occurred and be continuing.

The occurrence of certain of the foregoing transactions could also constitute a fundamental change under the New Indenture.

The covenant described above includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our properties and assets. There is no precise, established definition of the phrase “substantially all” under applicable law. In interpreting this phrase, courts, among other things, make a subjective determination as to the portion of assets conveyed, considering many factors, including the value of assets conveyed, the proportion of an entity’s income derived from the assets conveyed and the significance of those assets to the ongoing business of the entity. To the extent the meaning of such phrase is uncertain, uncertainty will exist as to whether or not the restrictions on the conveyance, transfer, sale, lease or disposition of our assets described above apply to a particular transaction.

Events of Default

Each of the following is an event of default under the New Indenture:

1.	our failure to pay when due the principal of any of the New Notes at maturity, upon redemption or exercise of a repurchase right or otherwise;

2.	our failure to pay an installment of interest or the make-whole interest payment, if any, on any of the New Notes for 30 days after the date when due;

3.	our failure to perform or observe any other term, covenant or agreement contained in the New Notes or the New Indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the New Notes then outstanding;

4.	a default under any indebtedness for money borrowed by us or any of our subsidiaries that is a “significant subsidiary” (as defined in Rule 405 of the Securities Act) the aggregate outstanding principal amount of which is in an amount in excess of $10.0 million, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the New Notes then outstanding, which default:

•	is caused by a failure to pay principal or interest when due on such indebtedness by the end of the applicable grace period, if any, unless such indebtedness is discharged; or

•	results in the acceleration of such indebtedness, unless such acceleration is waived, cured, rescinded or annulled or such indebtedness is discharged; and

5.	certain events of bankruptcy, insolvency or reorganization with respect to us or any of our subsidiaries that is a significant subsidiary.

The New Indenture provides that the trustee will, within 90 days of the occurrence of a default, give to the registered holders of the New Notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or interest on, any of the New Notes when due or in the payment of any redemption or repurchase obligation.

If an event of default specified in clause (5) above occurs and is continuing with respect to us, then automatically the principal of all the New Notes and the interest thereon shall become immediately due and payable. If an event of default shall occur and be continuing, other than with respect to clause (5) above with respect to us (the default not having been cured or waived as provided under “—Modifications and Amendments” below), the trustee or the holders of at least 25% in aggregate principal amount of the New Notes then outstanding may declare the New Notes due and payable at their principal amount together with accrued interest and make-whole interest payment, if any, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of New Notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the New Notes then outstanding if all events of default (other than the nonpayment of amounts due solely as a result of such acceleration) have been cured or waived.

The New Indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of New Notes before proceeding to exercise any right or power under the New Indenture at the request of such holders. The New Indenture provides that the holders of a majority in aggregate principal amount of the New Notes then outstanding through their written consent may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the New Indenture.

Modifications and Amendments

Changes Requiring Approval of Each Affected Holder

Except as set forth below and under “—Changes Requiring No Approval,” we and the trustee may amend or supplement the New Indenture or the New Notes with the consent of the holders of a majority in aggregate principal amount of the outstanding New Notes. However, the New Indenture, including the terms and conditions of the New Notes, will not be able to be modified or amended without the written consent or the affirmative vote of the holder of each of the New Notes affected by such change to:

•	change the maturity of the principal of, or the date any installment of interest or the make-whole interest payment, if any, is due, on any New Notes;

•	reduce the principal amount, repurchase price or redemption price of, or interest or the make-whole interest payment, if any, on, any New Notes;

•	change the currency of payment of such New Notes or interest thereon;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any New Notes;

•	modify our obligations to maintain an office or agency in New York City;

•	except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase rights or the conversion rights of holders of the New Notes;

•	modify the redemption provisions of the New Indenture in a manner adverse to the holders of New Notes;

•	reduce the percentage in aggregate principal amount of New Notes outstanding necessary to modify or amend the New Indenture or to waive any past default; or

•	increase the conversion price (except as otherwise expressly permitted by the terms of the New Indenture).

Changes Requiring No Approval

The New Indenture, including the terms and conditions of the New Notes, may be modified or amended by us and the trustee, without the consent of any holders of New Notes, for the purposes of, among other things:

•	adding to our covenants for the benefit of the holders of New Notes;

•	surrendering any right or power conferred upon us;

•	providing for conversion rights of holders of New Notes if any reclassification or change of our Common Stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

•	providing for the assumption of our obligations to the holders of New Notes in the case of a merger, consolidation, conveyance, transfer or lease;

•	reducing the conversion price, provided that the reduction will not adversely affect the interests of the holders of New Notes;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the New Indenture under the Trust Indenture Act of 1939;

•

curing any ambiguity or correcting or supplementing any defective provision contained in the New Indenture, provided that such modification or amendment does not, in the good faith opinion of our Board of Directors, adversely affect the interests of the holders of New Notes in any material respect; or

•

adding or modifying any other provisions with respect to matters or questions arising under the New Indenture that we or the trustee may deem necessary or desirable and that will not, in the good faith opinion of our Board of Directors, adversely affect the interests of the holders of New Notes.

Governing Law

The New Indenture and the New Notes are governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee and the Transfer Agent

U.S. Bank National Association, as trustee under the New Indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the New Notes. EquiServe is the transfer agent and registrar for our Common Stock. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Form, Denomination and Registration

The New Notes will initially be issued only in the form of one or more global notes in definitive, in fully registered form, without coupons, in denominations of $1,000 principal amount or integral multiples of $1,000.

Global New Notes; Book-Entry Form

The New Notes will be evidenced by one or more global notes which will be deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co. as DTC’s nominee.

Record ownership of the global notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. A holder may hold its interests in a global New Notes directly through DTC if such holder is a participant in DTC, or indirectly through organizations which are direct DTC participants if such holder is not a participant in DTC. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and procedures and will be settled in same-day funds. Holders may also beneficially own interests in the global notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and procedures and will be settled in same-day funds.

So long as Cede & Co., as nominee of DTC, is the registered owner of the global notes, Cede & Co. for all purposes will be considered the sole holder of the global notes. Except as provided below, owners of beneficial interests in the global notes:

•	will not be entitled to have certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of certificates in definitive form; and

•	will not be considered holders of the global notes.

The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability of an owner of a beneficial interest in a global New Notes to transfer the beneficial interest in the global New Notes to such persons may be limited.

We will wire, through the facilities of the trustee, payments of principal of and interest on the global notes to Cede & Co., the nominee of DTC, as the registered owner of the global notes. None of the Company, the trustee and any paying agent will have any responsibility or be liable for paying amounts due on the global notes to owners of beneficial interests in the global notes.

It is DTC’s current practice, upon receipt of any payment of principal of and interest on the global notes, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the New Notes represented by the global notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in New Notes represented by the global notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”

If you would like to convert your New Notes into Common Stock pursuant to the terms of the New Notes, you should contact your broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, your ability to pledge your interest in the New Notes represented by global notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

Neither Cell Genesys nor the trustee (nor any registrar, paying agent or conversion agent under the New Indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of New Notes, including, without limitation, the presentation of New Notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global notes are credited and only for the principal amount of the New Notes for which directions have been given.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause New Notes to be issued in definitive form in exchange for the global notes. None of Cell Genesys, the trustee or any of their respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes.

According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax considerations related to the exchange of Existing Notes pursuant to the Exchange Offer and of the ownership and disposition of shares of our Common Stock and New Notes received in the exchange.

This summary is based on the provisions of the Code, Treasury regulations promulgated thereunder, judicial authorities and administrative rulings and pronouncements, all as in effect as of the date of the Exchange Offer and all of which are subject to change, possibly with retroactive effect. We have not obtained, and do not intend to obtain, a ruling from the Internal Revenue Service (“IRS”) with respect to the U.S. federal income tax considerations described herein and, as a result, there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein and that a court would not agree with the IRS.

This summary assumes that holders hold Existing Notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address any U.S. federal tax laws other than U.S. federal income tax laws, nor does it address any aspect of foreign, state, local or other tax law that may be applicable to a holder. In addition, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as financial institutions, insurance companies, mutual funds, dealers and certain traders in securities, commodities or foreign currencies, holders who hold Existing Notes or New Notes or Common Stock received in the exchange as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, partnerships or other pass-through entities (and persons investing through partnerships or other pass-through entities), regulated investment companies, expatriates, real estate investment trusts, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, tax exempt entities or persons subject to alternative minimum tax.

The tax consequences to holders that hold Existing Notes, New Notes or Common Stock received in the exchange through an entity treated as a partnership for U.S. federal income tax purposes generally will depend on the status of the holder and the activities of the partnership. Partners in such a partnership should consult their own tax advisors.

This summary of material U.S. federal income tax consequences is for general information only and is not tax advice. Holders are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

U.S. Holders

This section applies to you only if you are a U.S. holder. As used herein, a “U.S. holder” is a beneficial owner of Existing Notes, or of Common Stock or New Notes received in the exchange, as the case may be, that is, for U.S. federal income tax purposes: (i) a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust that is subject to the primary supervision of a U.S. court and the control of one or more United States persons (as defined in the Code), or that has a valid election in effect under the applicable Treasury Regulations to be treated as a United States person under the Code.

Exchange of Existing Notes for New Notes, Common Stock and Cash Pursuant to the Exchange Offer

While the matter is not free from doubt, we intend to treat the exchange of Existing Notes for New Notes, Common Stock and cash pursuant to the Exchange Offer as a recapitalization for U.S. federal income tax purposes. This classification is not binding on the IRS and it is possible that the IRS or a court would disagree with such classification. Assuming the transaction qualifies as a recapitalization, the U.S. federal income tax consequences of the exchange of Existing Notes for New Notes, Common Stock and cash should be as follows:

•

A U.S. holder will not be permitted to recognize any loss realized on the exchange, but will be required to recognize gain, if any, equal to the lesser of (i) the excess, if any, of (A) the sum of the amount of cash (other than any cash paid in lieu of a fractional share and any cash attributable to accrued and unpaid interest) plus the fair market value of any Common Stock received or deemed received and the issue price of the New Notes received over (B) the U.S. holder’s adjusted tax basis in the Existing Notes surrendered and (ii) the amount of any cash (other than cash paid in lieu of a fractional share, a fractional note, and cash attributable to accrued and unpaid interest) received. Generally, a U.S. holder’s adjusted tax basis in an Existing Note equals the cost of such Existing Note, subject to certain adjustments.

•

Subject to the discussion of market discount below, any gain recognized will be capital gain and will be long-term capital gain if, at the time of the exchange, the U.S. holder’s holding period for the Existing Notes surrendered is more than one year. Long-term capital gain for certain non-corporate U.S. holders is currently eligible for reduced rates of taxation.

•

A U.S. holder’s holding period for the Common Stock and the New Notes received will include the holding period of the Existing Notes exchanged for such Common Stock and New Notes, as applicable. The aggregate adjusted tax basis of the Common Stock (including a fractional share deemed received and sold (as described below)) and New Notes should be equal to the aggregate adjusted tax basis of the Existing Notes exchanged therefor, increased by any gain recognized in the exchange (except for any gain recognized with respect to the deemed sale of a fractional share described below) and decreased by the amount of cash received (other than the portion of such cash that is properly allocable to accrued and unpaid interest and excluding cash paid in lieu of a fractional share).

•

If a U.S. holder acquired different blocks of Existing Notes at different times or at different prices, any gain or loss should be determined separately with respect to each block of Existing Notes, and the cash, Common Stock and New Notes should be allocated pro rata to each such block of Existing Notes. U.S. holders who acquired Existing Notes at different times or at different prices should consult their own tax advisors.

•

If a U.S. holder receives cash instead of a fractional share of Common Stock, the U.S. holder should be treated as having received the fractional share of Common Stock pursuant to the exchange and then as having sold that fractional share of Common Stock for cash. See “Taxation of Common Stock Received in the Exchange—Sale or Exchange.”

•

The amount of any cash received by a U.S. holder in respect of interest on the Existing Notes, including any amounts attributable to accrued and unpaid interest that have not been reflected in the U.S. holder’s adjusted tax basis in the Existing Notes, generally will be taxable as ordinary income.

If a U.S. holder acquired an Existing Note for an amount that is less than its stated principal amount, the amount of such difference is generally treated as “market discount” for U.S. federal income tax purposes. In general, a U.S. holder that exchanges an Existing Note with market discount will be required to treat any gain recognized in the exchange, as described above, as ordinary interest income to the extent of the market discount accrued during the U.S. holder’s holding period for the Existing Note, unless the U.S. holder had elected to include the market discount in income as it accrued. Market discount accrues on a ratable basis unless the U.S. holder elects to accrue the market discount using a constant yield method.

If the exchange is properly classified as a recapitalization, any accrued market discount in respect of the Existing Notes in excess of the gain recognized in the exchange should not be currently includible in income under Treasury regulations to be issued. However, such accrued market discount should carry over to any non-recognition property received in exchange therefor (i.e., to the Common Stock and New Notes received in the exchange), such that any gain recognized by a U.S. holder upon a subsequent disposition of such property should be treated as ordinary income to the extent of any accrued market discount not previously included in income. To date, specific Treasury regulations implementing this rule have not been issued.

While the company intends to report the transaction as a recapitalization, such treatment is not entirely certain. The IRS could assert that the transaction is in part a nontaxable exchange to the extent that the principal amount of Existing Notes is exchanged for New Notes, and in part a recapitalization to the extent of Common Stock and cash received. If the IRS successfully asserted such classification, the U.S. federal income tax consequences described above should generally apply, except that the exchange of Existing Notes for New Notes, and the New Notes issued, should not be taken into account. Rather, a U.S. holder would have a holding period and adjusted tax basis in the New Notes equal to such holder’s holding period and adjusted tax basis in the Existing Notes that are exchanged for New Notes.

Taxation of Common Stock Received in the Exchange

Distributions

The amount of any distribution made in respect of Common Stock received in the exchange will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, a distribution will be treated as a dividend to the extent of our current or accumulated earnings and profits, then as a tax-free return of capital to the extent of a U.S. holder’s tax basis in the Common Stock and thereafter as gain from the sale or exchange of such Common Stock as described below.

Subject to applicable limitations, dividends paid to certain non-corporate U.S. holders in taxable years beginning before January 1, 2011, will be taxed at a maximum rate of 15%. Non-corporate U.S. holders should consult their own tax advisors to determine the implications of the rules regarding this favorable rate in their particular circumstances.

Sale or Exchange

Subject to the discussion above on market discount, upon the sale or exchange of shares of our Common Stock received in the exchange, a U.S. holder will generally recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of property received in such sale or exchange and the U.S. holder’s tax basis in the shares of Common Stock. Any such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in the shares of Common Stock is more than one year. Long-term capital gain of certain non-corporate U.S. holders is currently eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Taxation of New Notes Received in the Exchange

Interest

Payments of stated interest on the New Notes should generally be taxable as ordinary income at the time the interest accrues or is received in accordance with a U.S. holder’s regular method of accounting for U.S. federal income tax purposes.

Original Issue Discount

If the New Notes are issued with original issue discount (“OID”) (defined generally as the excess of a note’s “stated redemption price at maturity” over its issue price if in excess of a de minimis amount), then the amount of OID on a New Note must be included in income as ordinary interest income as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. holder’s regular method of accounting. In addition, any amount not treated as OID because it is de minimis (i.e., less than 0.25% of a note’s stated redemption price at maturity multiplied by the number of complete years from the issue date to maturity) must be included in income (generally as gain from the sale of such New Note) as principal payments are received on the New Notes in proportion to the amount that each such payment bears to the original principal amount of such New Note. We expect that the New Notes may be issued with OID.

Sale or Exchange

Subject to the discussion above regarding market discount, upon the sale or exchange of New Notes received in the exchange, a U.S. holder will generally recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of property (less the amount attributable to any accrued interest not previously included in income, which will be taxable as ordinary income) received in such sale or exchange of such New Notes and the U.S. holder’s adjusted tax basis in the New Notes. Any such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in the New Notes is more than one year. Long-term capital gain of certain non-corporate U.S. holders is generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Conversion of Notes

If a U.S. Holder converts the New Notes, and we deliver solely our Common Stock in the conversion, then, in general:

•	A U.S. holder should not recognize gain or loss on the conversion, except to the extent cash is received in lieu of a fractional share of Common Stock (as discussed below).

•

A U.S. holder’s aggregate tax basis in the Common Stock received should be the same as its aggregate tax basis in the New Notes converted, which will generally be equal to the aggregate adjusted tax basis in the New Notes immediately after the exchange pursuant to the Exchange Offer plus any OID on the New Notes included in income, any amounts paid in connection with such conversion representing interest at the time of conversion of the New Notes (exclusive of any basis allocable to a fractional share) and decreased by the interest (other than qualified stated interest) actually paid on the New Notes.

•

The holding period of the shares of Common Stock received in the conversion should include the holding period for the New Notes converted, except that the holding period of shares attributable to accrued interest may commence on the day following the date of delivery of Common Stock, although there is no authority precisely on point.

•

If a U.S. holder receives cash instead of a fractional share of Common Stock, the U.S. holder should be treated as having received the fractional share of Common Stock pursuant to the conversion and then as having sold that fractional share of Common Stock for cash. Any gain recognized generally will be capital gain and will be long-term capital gain if, at the time of the exchange, the U.S. holder’s holding period for the New Notes converted is more than one year.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to proceeds received by a U.S. holder upon the exchange of the Existing Notes pursuant to the Exchange Offer. Information reporting requirements will also apply to payments under, and proceeds received on the sale, exchange or other disposition of, Common Stock or New Notes received in the exchange. In general, backup withholding will apply to such payments and proceeds unless the U.S. holder provides a correct taxpayer identification number (which, for an individual, is generally his or her social security number) and certain other requirements are met or the U.S. holder otherwise establishes an exemption. Backup withholding is not an additional tax, but instead will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle the holder to a refund if the U.S. holder timely furnishes the required information to the IRS. U.S. holders should consult their tax advisors regarding the application of backup withholding in their particular situation, the availability of an exemption and the procedure for obtaining an exemption, if available.

Non-U.S. Holders

This section applies to you only if you are a non-U.S. holder. For purposes of this discussion, a non-U.S. holder means a beneficial owner of a Note that is an individual, a corporation (or other entity treated as such) or an estate or a trust that is not a U.S. holder.

The term non-U.S. holder does not include certain former citizens or residents of the United States, controlled foreign corporations, or passive foreign investment companies.

Such holders should consult their own tax advisors regarding the U.S. federal income tax consequences of the transaction.

Exchange of Existing Notes for New Notes, Common Stock and Cash Pursuant to the Exchange Offer

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized on the exchange of an Existing Note pursuant to the exchange (as determined above under “—U.S. Holders—Exchange of Existing Notes for New Notes, Common Stock and Cash Pursuant to the Exchange Offer”) unless:

•

in the case of gain recognized by an individual non-U.S. holder, the non-U.S. holder is present in the United States for 183 days or more in the taxable year of the sale and certain other requirements are met;

•

the gain is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty with the United States so requires as a condition for taxation, the gain is attributable to a U.S. permanent establishment of the non-U.S. Holder); or

•	we are or have been a U.S. real property holding corporation during the applicable statutory period and certain other conditions are met.

If the gain is effectively connected with the conduct by a non-U.S. holder of a trade or business within the United States (and, if an income tax treaty with the United States so requires as a condition for taxation, the gain is attributable to a U.S. permanent establishment of the non-U.S. holder), such non-U.S. holder will be subject to U.S. federal income tax on a net income basis at applicable individual or corporate tax rates. Such a non-U.S. holder will be required to provide a properly executed IRS Form W-8ECI (or successor form) in order for effectively connected income to be exempt from withholding tax. In addition, corporate non-U.S. holders may be subject to an additional 30% branch profits tax (or the lower rate provided by an applicable income tax treaty) on any gain with respect to the exchange that is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if an income tax treaty with the United States so requires as a condition for taxation, the gain is attributable to a U.S. permanent establishment of the non-U.S. holder). If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, any such gain will be subject to U.S. federal income tax in the manner specified by the treaty. We believe that we are not, and within the past five years have not been, a U.S. real property holding corporation.

Taxation of Common Stock Received in the Exchange

Distributions

Distributions we make with respect to the Common Stock received upon an exchange that are treated as dividends, as described above under “—U.S. Holders—Taxation of Common Stock Received in the Exchange—Distributions,” paid to a non-U.S. holder will generally be subject to U.S. federal withholding tax at a rate of 30%. Certain non-U.S. holders may be eligible to obtain the benefit of a reduced rate of withholding, as provided in an applicable treaty. In order to obtain such a reduced rate, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN (or successor form) certifying its entitlement to benefits under a treaty.

Dividends that are effectively connected with the conduct by a non-U.S. holder of a trade or business within the United States (and, if an income tax treaty with the United States so requires as a condition for taxation, the dividends are attributable to a U.S. permanent establishment of the non-U.S. holder) are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate tax rates. Such a non-U.S. holder will be required to provide a properly executed IRS Form W-8ECI (or successor form) in order for effectively connected income to be exempt from withholding tax. In addition, corporate non-U.S. holders may be subject to an additional 30% branch profits tax (or the lower rate provided by an applicable income tax treaty) on any dividends that are effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if an income tax treaty with the United States so requires as a condition for taxation, the dividends are attributable to a U.S. permanent establishment of the non-U.S. holder).

Sale or Exchange

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of Common Stock unless requirements similar to those discussed in “Exchange of Existing Notes for New Notes, Common Stock and Cash Pursuant to the Exchange Offer,” above, are met.

Taxation of New Notes Received in the Exchange

Interest

Subject to the discussion below regarding effectively connected income and backup withholding, U.S. federal tax withholding should not apply to any payment of interest on the New Notes (including, for purposes of this section, OID) provided that (a) the non-U.S. holder does not actually, indirectly or constructively own 10% or more of the total combined voting power of all classes of our stock and the non-U.S. holder provides its name and address on IRS Form W-8BEN (or other applicable form) and certifies under penalties of perjury that it is not a United States person. Special certification requirements may apply to certain non-U.S. holders that are entities rather than individuals.

If the non-U.S. holder cannot satisfy the requirements above, payments of interest made to such holder (including OID) will generally be subject to U.S. federal withholding tax at a rate of 30% (or a reduced rate if an income tax treaty applies). In order to claim a reduction or exemption from withholding tax under an applicable treaty, a non-U.S. holder must provide a properly executed IRS Form W-8BEN (or successor form).

If interest on the New Notes is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if an income tax treaty with the United States so requires as a condition for taxation, the interest is attributable to a U.S. permanent establishment of the non-U.S. holder), such non-U.S. holder will generally be exempt from the 30% withholding tax on interest (if a properly executed IRS Form W-8ECI (or successor form) is provided) but will instead generally be subject to U.S. federal income tax on a net income basis on any interest with respect to the New Notes in the same manner as if such non-U.S. holder were a U.S. holder. In addition, corporate non-U.S. holders may be subject to an additional 30% branch profits tax (or the lower rate provided by an applicable income tax treaty) on any interest that is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if an income tax treaty with the United States so requires as a condition for taxation, the interest is attributable to a U.S. permanent establishment of the non-U.S. holder).

Sale, Exchange or Conversion

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale, exchange, conversion or other disposition of the New Notes unless requirements similar to those discussed in “Exchange of Existing Notes for New Notes, Common Stock and Cash Pursuant to the Exchange Offer,” above, are met.

Information Reporting and Backup Withholding

Backup withholding generally will not apply to interest payments made to a non-U.S. holder in respect of the New Notes or dividends paid in respect of Common Stock if the non-U.S. holder furnishes appropriate documentation of its non-U.S. status, provided that we do not have actual knowledge or reason to know that the holder is a U.S. person. However, certain information reporting will apply with respect to interest and dividend payments even if certification is provided.

The payment of proceeds to a non-U.S. holder from an exchange of an Existing Note, a conversion or a disposition of New Notes or a disposition of Common Stock to or through the U.S. office of any broker, domestic or foreign, will be subject to information reporting and possible backup withholding unless the non-U.S. holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that such non-U.S. holder is a U.S. person or that the conditions of an exemption are not satisfied. The payment of the proceeds to a non-U.S. holder from an exchange of an Existing Note, a conversion or disposition of notes or disposition of Common Stock to or through a non-U.S. office of either a U.S. broker or a non-U.S. broker that is a U.S.-related person will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its files that the non-U.S. holder is not a U.S. person and the broker has no knowledge to the contrary, or the holder establishes an exemption. For this purpose, a “U.S.-related person” is (i) a controlled foreign corporation for U.S. federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for certain periods is derived from activities that are effectively connected with the conduct of a U.S. trade or business or (iii) a foreign partnership that is either engaged in the conduct of a trade or business in the United States or of which 50% or more of its income or capital interests are held by U.S. persons. Neither information reporting nor backup withholding will apply to a payment of the proceeds of an exchange of an Existing Note, a conversion or disposition of notes or a disposition of Common Stock by or through a non-U.S. office of a non-U.S. broker that is not a U.S.-related person. Copies of any information returns filed with the IRS may be made available by the IRS, under the provisions of a specific treaty or agreement, to the taxing authorities of the country in which the holder resides.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding tax can be offset by the amount of tax withheld under the backup withholding rules, and, if backup withholding results in an overpayment of U.S. federal income taxes, a refund may be obtained by the non-U.S. holder by timely filing the appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding the application of backup withholding in their particular situation, the availability of an exemption and the procedure for obtaining an exemption, if available.

PLAN OF DISTRIBUTION

We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”) to exempt the issuance of Common Stock and New Notes in the Exchange Offer from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(C) of the Securities Act, to exempt the issuance of Common Stock and New Notes in the Exchange Offer from the registration and qualification requirements of the state securities laws. We have no contract, arrangement, or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other person for soliciting tenders in the Exchange Offer. In addition, none of our financial advisors and no broker, dealer, salesperson, agent, or any other person, is engaged or authorized to express any statement, opinion, recommendation, or judgment with respect to the relative merits and risks of the Exchange Offer.

Consistent with past interpretations of Section 3(a)(9) by the Staff of the SEC, shares of our Common Stock and the New Notes received in exchange for the Existing Notes tendered pursuant to the Exchange Offer will not be restricted securities for purposes of the Securities Act and will be freely tradable without regard to any holding period by those tendering holders who are not our affiliates (as defined in the Securities Act) because the Existing Notes were originally issued in 2004 and have met the minimum holding period requirements under Rule 144 or have been sold pursuant to a registration statement registering such resale with the SEC. Shares of our Common Stock and the New Notes issued pursuant to the Exchange Offer to a holder of the Existing Notes who is deemed to be our affiliate must be sold or transferred by such affiliate in accordance with the requirements of Rule 144 of the Securities Act. The holding period of the Existing Notes tendered by such recipients can be tacked to the shares of Common Stock received in exchange for the Existing Notes for the purpose of satisfying the holding period requirements of Rule 144.

We have agreed to pay all expenses incident to the Exchange Offer, other than commissions or concessions of any broker or dealers.

WHERE TO FIND AVAILABLE INFORMATION

The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports and other information with the SEC. Such reports and other information filed with the SEC by the Company may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Such material may also be accessed electronically at the SEC’s internet website located at http://www.sec.gov. Statements made in this Offer to Exchange concerning the provisions of any contract, agreement, indenture, security document or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement, indenture, security document or other document filed with the SEC, reference is made to such filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Company with the SEC are incorporated herein by reference and shall be deemed to be a part hereof:

•

the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 9, 2009, including certain information incorporated by reference therein from our definitive proxy statement for our 2009 Annual Meeting of Stockholders, filed with the SEC on March 31, 2009;

•	the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed with the SEC on May 11, 2009; and

•	the Company’s current reports on Form 8-K, filed with the SEC on February 19, 2009, April 9, 2009, May 11, 2009 and May 18, 2009.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Offer to Exchange, shall be deemed to be modified or superseded for purposes of this Offer to Exchange to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Offer to Exchange, except as so modified or superseded.

You may obtain any document incorporated herein by reference by contacting the SEC as described above under “Where to Find Available Information” or by contacting the Company at 400 Oyster Point Boulevard, Suite 525, South San Francisco, CA 94080, telephone: (650) 266-3000. The Company will provide the documents incorporated by reference, without charge, upon written or oral request.

CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Existing Notes as contemplated in the Exchange Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational that would be required for our acquisition of Existing Notes as contemplated by the Exchange Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Existing Notes tendered pursuant to the Exchange Offer pending the outcome of any such matter, subject to our right to decline to purchase Existing Notes if any of the conditions to the Exchange Offer have not been satisfied or waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Existing Notes tendered pursuant to the Exchange Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any Existing Notes tendered. See “The Exchange Offer—Conditions to Completion of the Exchange Offer.”

MISCELLANEOUS

We are not aware of any jurisdiction where the making of the Exchange Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Exchange Offer or the acceptance of Existing Notes pursuant to the Exchange Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Exchange Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders residing in that jurisdiction.

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Exchange Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth under “Incorporation of Documents by Reference” in this Offer to Exchange.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR EXISTING NOTES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS

DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE EXCHANGE AGENT.

CELL GENESYS, INC.

May 22, 2009

The Letter of Transmittal and certificates representing Existing Notes, and any other required documents should be sent or delivered by each holder or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at one of its addresses set forth below. To confirm delivery of the Existing Notes, holders are directed to contact the Exchange Agent. Holders submitting certificates representing Existing Notes to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by hand, mail or overnight courier. Facsimile copies of certificates representing Existing Notes will not be accepted.

The Exchange Agent for the Exchange Offer is:

U.S. BANK NATIONAL ASSOCIATION

By Overnight Courier or Mail:	By Registered or Certified Mail:	By Hand:

U.S. Bank National Association 60 Livingston Avenue St. Paul, MN 55107	U.S. Bank National Association 60 Livingston Avenue St. Paul, MN 55107	U.S. Bank National Association 60 Livingston Avenue 1st Floor Bond Drop Window St. Paul, MN 55107

ATTN: Specialized Finance (if by mail, registered or certified recommended)	ATTN: Specialized Finance	ATTN: Corporate Trust Services—Specialized Finance

By Facsimile:	To Confirm by Telephone:

(657) 495-8158 ATTN: Bondholder Communications	(800) 934-6802 ATTN: Bondholder Communications

For Information:

(800) 934-6802